UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Nektar Therapeutics

(Name of Registrant as Specified In Its Charter)

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NEKTAR THERAPEUTICS

455 Mission Bay Boulevard South

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2015

AT 2:00 P.M. PACIFIC TIME

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. The 2015 Annual Meeting will be held on Tuesday, June 16, 2015, at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158, for the following purposes:

1.	To elect three directors with terms to expire at the 2018 Annual Meeting of Stockholders.

2.	To approve an amendment to our 2012 Performance Incentive Plan to increase the aggregate number of shares of common stock available for issuance under the plan by 7,000,000 shares.

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

4.	To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

5.	To conduct any other business properly brought before the 2015 Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the 2015 Annual Meeting is April 20, 2015. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the 2015 Annual Meeting or any adjournment thereof.

Your vote is very important. Whether or not you attend the 2015 Annual Meeting in person, it is important that your shares be represented. You may vote your proxy on the Internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ Gil M. Labrucherie

Gil M. Labrucherie

Senior Vice President, General Counsel and

Secretary

San Francisco, California

May 7, 2015

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ON THE INTERNET, BY PHONE OR BY MAIL AS INSTRUCTED IN THE NOTICE OF AVAILABILITY OF PROXY MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

NEKTAR THERAPEUTICS

455 Mission Bay Boulevard South

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2015

AT 2:00 P.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES

WHY AM I RECEIVING THESE MATERIALS?

We sent you a Notice of Availability of Proxy Materials (the “Notice”) because the board of directors of Nektar Therapeutics (“Nektar,” the “Company,” “we” or “us”) is soliciting your proxy to vote at our 2015 annual meeting of stockholders (the “Annual Meeting”) to be held on June 16, 2015 at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. We invite you to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail.

The Notice was first sent or made available on or about May 4, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 20, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 131,492,350 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 20, 2015, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record. The Notice will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet or by phone as instructed in the Notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 20, 2015, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

WHAT AM I VOTING ON?

There are four matters scheduled for a vote:

•	Proposal 1: To elect three directors with terms to expire at the 2018 Annual Meeting of Stockholders.

•	Proposal 2: To approve an amendment to our 2012 Performance Incentive Plan to increase the aggregate number of shares of common stock available for issuance under the plan by 7,000,000 shares.

•	Proposal 3: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

•	Proposal 4: To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

HOW ARE PROXY MATERIALS DISTRIBUTED?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are sending the Notice to our stockholders of record and beneficial owners as of April 20, 2015. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, on the Internet at www.nektar.com or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

HOW DO I VOTE?

You may either vote “For” or “Against” or abstain from voting with respect to each nominee to the board of directors. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of April 20, 2015, you may vote in person at the Annual Meeting, vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

2.	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 12-digit control number from the Notice and follow the instructions. Your vote must be received by 11:59 p.m. Eastern Time on June 15, 2015 to be counted.

3.	To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the Notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m. Eastern Time on June 15, 2015 to be counted.

4.	To vote by mail, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the Notice, or contact your broker, bank or other agent.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 20, 2015.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to take any action at the meeting (other than to adjourn the meeting). The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. On April 20, 2015, there were 131,492,350 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. Even if your valid proxy card indicates that you abstain from voting or if a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” your shares will still be counted for purposes of determining the presence of a quorum at the Annual Meeting. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

If you are a stockholder of record and you return a proxy card without marking any voting selections, your shares will be voted:

1.	Proposal 1: “For” election of all three nominees for director.

2.	Proposal 2: “For” the increase to the aggregate number of shares of common stock authorized for issuance under the 2012 Performance Incentive Plan.

3.	Proposal 3: “For” the ratification of the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

4.	Proposal 4: “For” the approval of the resolution regarding executive compensation.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”) and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to “non- discretionary” items. Discretionary items are proposals considered routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non-discretionary items are proposals considered non-routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non-votes. Proposals 1, 2, and 4 are matters considered non-routine under the applicable rules. If you do not give your broker specific instructions, the broker will not vote your shares on Proposals 1, 2, and 4 and your shares will constitute broker non-votes which will be counted for purposes of determining whether a quorum exists but will not affect the outcome of these proposals. Proposal 3 involves a matter we believe to be routine and thus if you do not give instructions to your broker, the broker may vote your shares in its discretion on Proposal 3 and therefore no broker non-votes are expected to exist in connection with Proposal 3.

HOW ARE VOTES COUNTED?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will count, with respect to Proposals 1, 2, 3, and 4 “For” votes, “Against” votes and abstentions, and with respect to Proposals 1, 2, and 4, broker non-votes.

WHO WILL SERVE AS INSPECTOR OF ELECTIONS?

A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of elections.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•

For Proposal 1 electing three members of the board of directors, each director must receive a “For” vote from a majority of the shares present and entitled to vote and cast in person or by proxy at the Annual Meeting on the election of the director. A majority of the shares cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent (50%) of the number of the shares cast with respect to that director’s election, with shares cast including shares voted “Against” in each case and excluding abstentions and broker non-votes with respect to that director’s election.

•

For Proposal 2 approving an amendment to our 2012 Performance Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan, the proposal must receive a “For” vote from a majority of the shares present and entitled to vote and cast either in person or by proxy at the Annual Meeting.

•

For Proposal 3 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015, the proposal must receive a “For” vote from a majority of the shares present and entitled to vote and cast either in person or by proxy at the Annual Meeting.

•

For Proposal 4 approving the resolution regarding executive compensation, the proposal must receive a “For” vote from a majority of the shares present and entitled to vote and cast either in person or by proxy at the Annual Meeting.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We will pay for the entire cost of soliciting proxies. In addition to the Notice and the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the Notice and any other proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please vote by proxy according to each Notice to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;

2.	A written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 455 Mission Bay Boulevard South, San Francisco, California 94158; or

3.	A later-dated vote on the Internet or by phone or a ballot cast in person at the Annual Meeting (simply attending the Annual Meeting will not, by itself, revoke your proxy).

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank or other agent, or if you have received a proxy from your broker, bank or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2016 proxy statement. Any such proposal must be submitted in writing by January 8, 2016, to our Secretary, care of Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. If we change the date of our 2016 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our bylaws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Alternatively, under our bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, you must provide specific information to us no earlier than March 18, 2016 and no later than the close of business on April 18, 2016. If we change the date of our 2016 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be changed to not later than the sixtieth day prior to such annual meeting and no earlier than the close of business on the ninetieth day prior to such annual meeting. In the event we provide less than 70 days’ notice or prior public disclosure of the date of the annual meeting, the stockholder proposal or nomination must be received not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The public announcement of an adjournment or postponement of the 2016 annual meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this proxy statement. You are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

A stockholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.

In relation to stockholder proposals and nominations, in certain instances we may exercise discretionary voting authority under proxies held by the board of directors. For instance, if we do not receive a stockholder proposal by April 18, 2016, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal. If we change the date of our 2016 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline will change to a reasonable time before we begin to print and send our proxy materials. In addition, even if we are notified of a stockholder proposal within the time requirements discussed above, if the stockholder does not comply with certain requirements of the Exchange Act, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal if we include advice in our proxy statement on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to receive individual copies of the Notice and, if requested, other proxy materials. This process potentially means extra convenience for stockholders and cost savings for companies.

If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate Notices or other proxy materials, please notify your broker, bank or other agent, direct your written request to Nektar Therapeutics, Secretary, 455 Mission Bay Boulevard South, San Francisco, California 94158 or contact our Secretary at (415) 482-5300. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is presently comprised of nine (9) directors and is divided into three (3) classes. Each class consists of one third of the total number of directors, and each class has a three (3) year term. There are three (3) current directors in Class II, whose term of office expires in 2015: Robert B. Chess, Susan Wang and Roy A. Whitfield. Each of the current directors in Class II has been nominated for reelection at the Annual Meeting. Messrs. Chess and Whitfield and Ms. Wang were all previously elected by the stockholders. Vacancies on the board, including vacancies created by an increase in the number of directors, are filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class serves until the earlier of the remainder of the full term of that class, that director’s successor is elected and qualified or their death, resignation or removal.

Directors are elected by a majority of the votes cast at the Annual Meeting on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case but excluding abstentions and broker non-votes with respect to that director’s election. Shares represented by executed proxies by stockholders of record will be voted for the election of the three nominees named below, unless the “Against” or “Abstain” voting selection has been marked on the proxy card. Neither abstentions nor broker non-votes will have an effect on the outcome of the vote.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for such nominee will be voted for the election of a substitute nominee proposed by the nominating and corporate governance committee and nominated by the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of the nominees will serve until the earliest of the 2018 annual meeting of our stockholders, his or her successor is elected and qualified or his or her death, resignation or removal.

The following is a brief biography of each nominee.

Robert B. Chess

Robert B. Chess, age 58, is the Chairman of our board of directors and has served as a director since May 1992. From March 2006 until January 2007, Mr. Chess served as our Acting President and Chief Executive Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff as a White House Fellow and Associate Director of the White House Office of Economic and Domestic Policy. From 1997 until his retirement in 2009, Mr. Chess served on the board of directors of the Biotechnology Industry Organization (BIO). Mr. Chess served as Chairman of BIO’s Emerging Companies Section and Co-Chairman of BIO’s Intellectual Property Committee. Mr. Chess was the initial Chairman of Bio Ventures for Global Health and continues to serve on its board. He also serves on the Board of Trustees of the California Institute of Technology where he chairs the Technology Transfer Committee. Mr. Chess is currently the Chairman of OPX Biotechnologies, a private company in the renewable fuels and chemicals field, the co-founder and Chairman of Biota Technologies, a private company developing industrial applications of the analysis of microbial communities, and also serves as a director of each of Pelvalon, Inc., a private medical device company and Twist Biosciences, a private company in the synthetic DNA production field. He is currently a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in the MBA program on starting technology-based businesses and the healthcare industry. Mr. Chess received his B.S. degree in Engineering with honors from the California Institute of Technology and an M.B.A. from Harvard University.

Susan Wang

Susan Wang, age 64, has served as our director since December 2003. Ms. Wang, who retired from Solectron Corporation in May 2002, served in various management positions there from 1984 to June 2002. Her final position at Solectron, an electronics manufacturing services and supply chain solutions company, was Executive Vice President for Corporate Development and Chief Financial Officer, a position she held from September 2001 to June 2002. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and was a certified public accountant. Ms. Wang is also a director of Cirrus Logic, Inc. (NASDAQ: CRUS), an analog chip company, and Premier, Inc. (NASDAQ: PINC), a healthcare information technology and hospital supply chain company. She serves as Chair of the audit committees of both Cirrus Logic, Inc. and Premier, Inc. Ms. Wang has been nominated for election as a director of Veeco Instruments Inc.(NASDAQ: VECO), a company that designs, manufactures and markets thin film equipment, at its annual meeting of stockholders to be held on May 13, 2015. In addition, Ms. Wang served as a director of Suntech Power Holdings Co., Ltd., a solar energy company, from 2009 to August 2013, a director of Altera Corporation, a programmable semiconductor company from 2002 to May 2013, a director of Calpine Corporation, an independent power generation company, from 2003 to 2009, a director of Avanex Corporation, a telecommunications component and sub-systems provider, from 2002 to 2009, and a director of Rae Systems Inc., a developer of sensory technology for hazardous materials from 2009 to 2011. Ms. Wang holds an M.B.A. from the University of Connecticut and a B.S. in accounting from the University of Texas.

Roy A. Whitfield

Roy A. Whitfield, age 61, has served as our director since August 2000. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a drug discovery and development company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. He also served as a director of Incyte from 1991 to January 2014. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. He currently serves as a director of Illumina, Inc., a developer, manufacturer and marketer of integrated systems for analysis of genetic variations and biological functions, and Station X, Inc. a private company. Since February 2008, he has also served as Executive Chairman of the board of directors of Bioseek. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR 2012 PERFORMANCE INCENTIVE PLAN

In April 2012, our board of directors adopted the Nektar Therapeutics 2012 Performance Incentive Plan (the “2012 Plan”), and on June 28, 2012, the stockholders approved the 2012 Plan. On April 3, 2015, subject to stockholder approval, our board of directors amended the 2012 Plan to increase the number of shares of common stock available for issuance under the 2012 Plan by an additional 7,000,000 shares.

Prior to the adoption of the 2012 Plan, the company maintained the Nektar Therapeutics 2008 Equity Incentive Plan, as amended (the “2008 Plan”), the Nektar Therapeutics 2000 Equity Incentive Plan, as amended (the “2000 Plan”), and the Nektar Therapeutics 2000 Non-Officer Equity Incentive Plan, as amended (the “2000 Non-Officer Plan”, and together with the 2008 Plan and 2000 Plan, the “Prior Plans”). Following stockholder approval of the 2012 Plan, no further awards were made under the Prior Plans. As of March 31, 2015, 10,807,852 shares were subject to stock options under the 2012 Plan and 1,263,329 shares remained available for future grants. In addition, under the terms of the 2012 Plan, the reserve pool under the 2012 Plan may be increased by shares subject to stock options granted under the Prior Plans that were outstanding as of December 31, 2011 in the event that such stock options expire, or for any reason are cancelled or terminated, without being exercised. As of March 31, 2015, 11,273,386 shares remained subject to outstanding stock options granted under the Prior Plans. If stockholders approve the amendment to the 2012 Plan, as of March 31, 2015, the number of shares available for future awards under the 2012 Plan will increase by 7,000,000 shares from 1,263,329 shares to 8,263,329 shares.

Given the limited number of shares that currently remain available under the 2012 Plan, our board of directors and management believe it is important that this amendment be approved in order to maintain the Company’s ability to retain employees and continue to provide them with strong incentives to contribute to the Company’s future success. The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2012 Plan are an important attraction, retention and motivation tool for participants in the plan.

Approval of the Amendment will also constitute re-approval, for purposes of Section 162(m) of the Internal Revenue Code, as amended, of the material terms of the performance measures contained in the 2012 Plan (described below) that are to be used in connection with awards under the 2012 Plan that are intended to qualify as “performance-based” compensation for purposes of Section 162(m). One of the conditions for compensation to be considered “performance-based” under Section 162(m) is that the material terms under which such compensation will be paid (the class of eligible employees, performance criteria and the per-person maximums) be disclosed to and approved by stockholders every five years.

All members of the board of directors and all of the Company’s executive officers are eligible for awards under the 2012 Plan and thus have a personal interest in the approval of the amendment to the 2012 Plan.

Stockholders are requested in this Proposal 2 to approve the amendment to the 2012 Plan. Approval of the amendment to the 2012 Plan requires the affirmative vote of a majority of the common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 2012 Plan, as proposed to be amended, are outlined below:

Summary Description of the 2012 Performance Incentive Plan (As Proposed to Be Amended)

The principal terms of the 2012 Plan, as proposed to be amended, are summarized below. The following summary is qualified in its entirety by the full text of the 2012 Plan, in its current form, which appears as Exhibit 1 to this proxy statement.

Purpose. The purpose of the 2012 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our board of directors or one or more committees appointed by our board of directors administers the 2012 Plan. Our board of directors has delegated general administrative authority for the 2012 Plan to the organization and compensation committee. The organization and compensation committee may delegate some or all of its authority with respect to the 2012 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the board of directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2012 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2012 Plan, to make certain adjustments to an outstanding award and to authorize the termination, conversion, succession or substitution of an award; and

•

to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the 2012 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company or any of its subsidiaries, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 440 officers and employees of the Company and its subsidiaries, including all of the Company’s named executed officers (“NEOs”), and each of the Company’s eight non-employee directors, are considered eligible under the 2012 Plan.

Authorized Shares; Limits on Awards. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to outstanding or future awards under the 2012 Plan is: (1) 19,936,433, less (2) the number of any shares subject to awards granted under the Prior Plans after December 31, 2011 and on or before the date of stockholder approval of the 2012 Plan (June 28, 2012); plus (3) the number of any shares subject to stock options granted under the Prior Plans and outstanding as of December 31, 2011 which expire, or for any reason are cancelled or terminated, after December 31, 2011 without being exercised; plus (4) the number of any shares subject to restricted stock and restricted stock unit awards granted under the Prior Plans that were outstanding and unvested on December 31, 2011 that are forfeited, terminated, cancelled or otherwise reacquired by the Company without having become vested. For these purposes, shares subject to awards granted under the Prior Plans that are “full-value awards” (as described below) will be taken into account based on the full-value award ratio described below. As of March 31, 2015, no shares were subject to “full-value awards” then outstanding under the Prior Plans. No additional awards may be granted under the Prior Plans.

Shares issued in respect of any “full-value award” granted under the 2012 Plan will be counted against the share limit described in the preceding paragraph as 1.50 shares for every one share actually issued in connection with the award. For example, if the Company granted 100 shares of its common stock under the 2012 Plan, 150 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than a stock option or stock appreciation right.

The following other limits are also contained in the 2012 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 9,500,000.

•	The maximum number of shares subject to options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 3,000,000 shares.

•

“Performance-Based Awards” under Section 5.2 of the 2012 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares, $5,000,000, and (2) in the case of awards related to shares (and in addition to options and stock appreciation rights which are subject to the limit referred to above), 3,000,000 shares.

Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2012 Plan will again be available for subsequent awards under the 2012 Plan (with any such shares subject to full-value awards increasing the plan’s share limit based on the full-value award ratio described above). Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2012 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2012 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2012 Plan (with any such shares subject to full-value awards increasing the plan’s share limit based on the full-value award ratio described above). In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2012 Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after adjustment for the full-value award share counting ratio described above) shall be counted against the share limits of the plan.) To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) In addition, the 2012 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2012 Plan. The Company may not increase the applicable share limits of the 2012 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2012 Plan authorizes stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the common stock, upon the passage of time, the occurrence of one or more events or the satisfaction of performance criteria or other conditions, awards of any similar securities with a value derived from the value of or related to the common stock and/or returns thereon, or cash awards. The 2012 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Awards granted under the plan will be subject to such terms and conditions as established by the Administrator and set forth in the underlying award agreement, including terms relating to the treatment of an award upon a termination of employment. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is eight years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2012 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2012 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is eight years from the date of grant.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2012 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), working capital, stock price, total stockholder return, gross revenue, revenue growth, gross profit, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), gross margin, operating margin, net margin, return on equity or on assets or on net investment, cost containment or reduction, regulatory submissions or approvals, manufacturing production, completion of strategic partnerships, research milestones or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. The terms of any Performance-Based Award may specify the manner, if any, in which performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2012 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2012 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Assumption and Termination of Awards. Generally, and subject to limited exceptions set forth in the 2012 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, the Administrator may provide for the cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards granted under the 2012 Plan. To the extent the administrator does not provide for the assumption, substitution or other continuation of the awards, then all awards then-outstanding under the 2012 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2012 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event, including a termination of employment within a limited period of time following a corporate transaction.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2012 Plan, awards under the 2012 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2012 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The 2012 Plan does not limit the authority of the board of directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2012 Plan. The board of directors may amend or terminate the 2012 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2012 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the board of directors, the authority to grant new awards under the 2012 Plan will terminate on April 3, 2022. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Clawback Policy. The awards under the 2012 Plan are subject to the terms of the Company’s clawback policy as it may be in effect from time to time.

Federal Income Tax Consequences of Awards under the 2012 Plan

The U.S. federal income tax consequences of the 2012 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2012 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition and (ii) the excess of the fair market value of those shares on the date of exercise over the purchase price, and we will be entitled to a corresponding deduction.

The current federal income tax consequences of other awards authorized under the 2012 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, restricted stock units, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2012 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits under the 2012 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the amendment to the 2012 Plan. The Company is not currently considering any other specific award grants under the 2012 Plan. If the amendment to the 2012 Plan had been in existence in fiscal 2014, the Company expects that its award grants for fiscal 2014 would not have been substantially different from those actually made in that year under the 2012 Plan. For information regarding stock-based awards granted to the NEOs during fiscal 2014, see the material under the heading “Executive Compensation” below.

The following table sets forth the number of stock options granted over the lifetime of the 2012 Plan to the following individuals and groups:

Name and Position	Stock Options
Howard W. Robin	1,350,000
President and Chief Executive Officer

John Nicholson	535,000
Senior Vice President and Chief Financial Officer

Stephen K. Doberstein, Ph.D.	300,000
Senior Vice President and Chief Scientific Officer

Ivan P. Gergel, M.D.	650,000
Senior Vice President and Chief Medical Officer

Gil M. Labrucherie	495,000
Senior Vice President and General Counsel

All executive officers (7 persons)	3,890,000

All non-executive directors (8 persons other than Mr. Robin)	1,000,000

All employees (other than current executive officers) (approximately 490 persons)	7,156,420	*

*	As of April 20, 2015

The closing market price for a share of the Company’s common stock as of April 20, 2015 was $10.96 per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains five equity compensation plans: the 2008 Plan, the 2000 Non-Officer Plan, the 2000 Plan, the 2012 Plan and the Employee Stock Purchase Plan, as amended and restated (the “Purchase Plan”). With the exception of the 2000 Non-Officer Plan, these plans have each been approved by the Company’s stockholders. Stockholders are being asked to approve an amendment to the 2012 Plan, as described above.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2014.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	18,601,352	(1)	$10.68	2,811,730	(2)
Equity compensation plans not approved by stockholders(3)	3,393,483	(4)	$9.52	0
Total	21,994,835		$10.50	2,811,730

[1]

Of these shares, 10,525,682 shares were subject to options then outstanding under the 2012 Plan, and 0 shares were subject to restricted stock unit awards then outstanding under the 2012 Plan. 2,937,391 shares were subject to options then outstanding under the 2008 Plan, and 0 shares were subject to restricted stock unit awards then outstanding under the 2008 Plan. In addition, 5,138,279 shares were subject to options then outstanding under the 2000 Plan and 0 shares were subject to stock unit awards then outstanding under the 2000 Plan. The Company’s authority to grant new awards under the 2000 Plan terminated on February 9, 2010, and the Company’s authority to grant new awards under the 2008 Plan terminated on June 28, 2012.

[2]

This number of shares is presented after giving effect to the 64,212 shares purchased under the Purchase Plan for the purchase period that ended November 30, 2014. Of the aggregate number of shares that remained available for future issuance, 1,550,531 shares were available under the 2012 Plan, 0 shares were available under the 2008 Plan and 1,261,199 shares were available under the Purchase Plan.

[3]

This row reflects information for the 2000 Non-Officer Plan. The 2000 Non-Officer Plan was adopted by our board of directors on August 18, 1998, and was amended and restated in its entirety on June 6, 2000. The purpose of the 2000 Non-Officer Plan is to attract and retain qualified personnel, to provide additional incentives to employees and consultants and to promote the success of our business. Pursuant to the 2000 Non-Officer Plan, we may grant or issue non-qualified stock options, rights to acquire restricted stock and stock bonuses to employees and consultants who are neither officers nor directors of the Company. The maximum term of a stock option under the 2000 Non-Officer Plan is eight years. The exercise price of stock options granted under the 2000 Non-Officer Plan is determined by our board of directors by reference to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The Company’s authority to grant new awards under the 2000 Non-Officer Plan terminated on June 28, 2012.

[4]	Of these shares, 3,393,483 were subject to options then outstanding under the 2000 Non-Officer Plan, and 0 were subject to restricted stock units then outstanding under the 2000 Non-Officer Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our consolidated financial statements since our inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and cast on this proposal will be required to ratify the selection of Ernst & Young LLP for our fiscal year ending December 31, 2015. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote against the ratification of Ernst & Young LLP as our independent registered public accounting firm. No broker non-votes are expected to exist in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The board of directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

We have designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders.

We urge you to carefully review the Compensation Discussion and Analysis section of this proxy statement for details on our executive compensation, including our compensation philosophy and objectives and the 2014 compensation of the NEOs described in “Information About the Executive Officers—Compensation Discussion and Analysis—Introduction.”

We are presenting this proposal, which gives you as a stockholder the opportunity to endorse or not endorse our compensation program for the NEOs by voting for or against the following resolution (a “say-on-pay” vote), as required pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the proxy statement for the Company’s 2015 Annual Meeting is hereby APPROVED.”

While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our board of directors and our organization and compensation committee intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.

Based on the results of voting at our 2011 annual meeting of stockholders, we have determined to hold a non-binding advisory vote on the compensation of NEOs every year, until the next non-binding advisory vote on the frequency of future advisory votes on the compensation of our NEOs. Accordingly, we expect that our next say-on-pay vote will be held at the 2016 annual meeting of stockholders. An advisory vote on the frequency of future advisory votes on the compensation paid to our NEOs is required to be held at least once every six years.

The affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or represented by proxy at the Annual Meeting is required (on a non-binding advisory basis) for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 15, 2015, by: (i) each director and nominee for director; (ii) each of our NEOs; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158.

	Beneficial Ownership **
Beneficial Owner	Number of Shares	Percent of Total
OppenheimerFunds, Inc. and related entities(1)	24,200,000	18.41%
PRIMECAP Management Company(2)	18,225,786	13.86%
BlackRock, Inc. and certain subsidiaries(3)	8,643,319	6.57%
The Vanguard Group(4)	8,304,449	6.32%
Robert B. Chess(5)	475,623	*
R. Scott Greer(6)	253,333	*
Joseph J. Krivulka(7)	235,000	*
Christopher A. Kuebler(8)	220,000	*
Lutz Lingnau(9)	253,950	*
Howard W. Robin(10)	2,859,367	2.17%
Susan Wang(11)	250,000	*
Roy A. Whitfield(12)	235,000	*
Dennis Winger(13)	220,000	*
Stephen K. Doberstein, Ph.D.(14)	781,246	*
Ivan P. Gergel, M.D.(15)	143,750	*
Gil M. Labrucherie(16)	964,354	*
John Nicholson(17)	1,133,517	*
All executive officers and directors as a group (15 persons)	8,889,651	6.76%

*	Denotes ownership percentage less than 1%.
**	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 131,485,838 shares outstanding on April 15, 2015, adjusted as required by rules promulgated by the SEC.
(1)	Based solely on the Schedule 13G/A (Amendment No. 17) filed with the SEC on February 6, 2015 by OppenheimerFunds, Inc., a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, and Oppenheimer Global Opportunities Fund, an investment company registered under Section 8 of the Investment Company Act of 1940. Oppenheimer Global Opportunities Fund has sole voting and shared dispositive power with respect to 24,200,000 shares of our common stock. OppenheimerFunds, Inc. has shared voting and dispositive power with respect to the 24,200,000 shares of our common stock beneficially owned by Oppenheimer Global Opportunities Fund. OppenheimerFunds, Inc. disclaims beneficial ownership as an investment adviser pursuant to Rule 13d-4 of the Exchange Act. The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, New York, NY 10281. The address of Oppenheimer Global Opportunities Fund is 6803 S. Tucson Way, Centennial, CO 80112.
(2)

Based solely on the Schedule 13G/A (Amendment No. 5) filed with the SEC on February 13, 2015 by PRIMECAP Management Company, a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. PRIMECAP Management Company has the sole voting power with respect to

15,991,886 shares of our common stock and sole dispositive power with respect to 18,225,786 shares of our common stock. The address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101.
(3)	Based solely on the Schedule 13G/A (Amendment No. 5) filed with the SEC on January 29, 2015 by BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock, Inc. has the sole voting power with respect to 8,355,497 shares of our common stock and the sole dispositive power with respect to 8,643,319 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
(4)	Based solely on the Schedule 13G/A (Amendment No. 2) filed with the SEC on February 10, 2015 by The Vanguard Group, a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. The Vanguard Group has the sole voting power with respect to 174,624 shares of our common stock, sole dispositive power with respect to 8,139,925 shares of our common stock and shared dispositive power with respect to 164,524 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 164,524 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,100 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Includes (i) 215,000 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015, and (ii) 4,914 shares issued pursuant to our 401(k) Retirement Plan.
(6)	Includes 202,500 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015.
(7)	Includes 215,000 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015.
(8)	Includes 200,000 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015.
(9)	Includes 237,500 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015.
(10)	Includes (i) 2,848,957 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015 and (ii) 410 shares owned by Mr. Robin’s wife.
(11)	Includes 230,000 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015.
(12)	Includes (i) 215,000 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015 and (ii) 20,000 shares held in trust for Mr. Whitfield’s children under which Mr. Whitfield is the sole trustee.
(13)	Includes 203,750 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015 and (ii) 5,000 shares held in his revocable living trust.
(14)	Includes 781,246 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015.
(15)	Includes 143,750 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015.
(16)	Includes (i) 960,103 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015, (ii) 997 shares issued pursuant to our 401(k) Retirement Plan, and (iii) 750 shares issued pursuant to our Employee Stock Purchase Plan.
(17)	Includes 1,123,517 shares issuable upon exercise of options exercisable within 60 days of April 15, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations that no Form 5 was required, we believe that during the fiscal year ended December 31, 2014, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner except that Joseph J. Krivulka filed a late Form 4 on September 26, 2014 reporting the grant of a stock option by the Company to him on September 23, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We review all relationships and transactions between us and (i) any of our directors or executive officers, (ii) any nominee for election as a director, (iii) any security holder who is known to us to own beneficially or of record more than five percent of our common stock or (iv) any member of the immediate family of any of the foregoing. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the dollar amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting where the audit committee reviews the transaction.

As required under SEC rules, related party transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our proxy statement. Historically, we have not entered into transactions with related parties. Michael Robin, the son of Howard W. Robin, our President and Chief Executive Officer, is employed by the Company in a non-executive officer capacity as a manager in our project management group. During 2014, Michael Robin’s total compensation was approximately $267,000 including base salary, target bonus, stock options (based on grant date fair value), and benefits. His compensation for 2014 included an annual equity awards in both February 2014 and December 2014 as we changed our annual compensation in 2014 bringing it forward to the December of the annual performance period rather than the February following the annual performance period. Michael Robin’s compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions, without the direct involvement of Howard W. Robin. During the 2014 fiscal year, there were no other relationships or transactions between us and any related party for which disclosure is required under the rules of the SEC.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The following is a brief biography of each current director, including each nominee for reelection at the Annual Meeting to a new term of office and each director whose current term of office continues through the Annual Meeting.

THE BOARD OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

R. Scott Greer

R. Scott Greer, age 56, has served as our director since February 2010. Mr. Greer currently serves as Managing Director of Numenor Ventures, LLC, a venture capital firm. In 1996, Mr. Greer co-founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and Chairman of the board of directors from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development, and various positions at Genetics Institute, Inc., a biotechnology research and development company. Mr. Greer served as a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from 2003, and as its Chairman of the board of directors from 2005, through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006. From 2001 to 2005, Mr. Greer served as a member of the board of directors of Illumina, Inc., a provider of integrated systems for the analysis of genetic variation and biological function, and from 2001 to 2004, he served as member of the board of directors of CV Therapeutics, Inc., a biotechnology company. He currently serves as a member of the board of directors of Auspex Pharmaceuticals, Inc., a biopharmaceutical company developing drugs for patients with movement disorders and other rare diseases, Sientra, Inc. a medical aesthetics company, StemCells, Inc., a biopharmaceutical company focused on stem cell therapeutics, and Versartis, Inc., an endocrine focused biopharmaceutical company. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. degree from Harvard University. He also was a certified public accountant.

Christopher A. Kuebler

Christopher A. Kuebler, age 61, has served as our director since December 2001. Mr. Kuebler also currently serves on the board of directors of Waters Corporation, an analytical technologies products and services company. From January 1997 to December 2005, Mr. Kuebler served as Chairman of the Board of Covance Inc., a drug development services company, and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories, a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Before that, he held positions at Squibb Inc. and Monsanto Health Care. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

Lutz Lingnau

Lutz Lingnau, age 72, has served as our director since August 2007. Mr. Lingnau retired from Schering AG Group, Germany, in December 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a United States subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including his roles as

President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. Mr. Lingnau was a member of the Supervisory Board of LANXESS AG, a specialty chemicals company listed on the Frankfurt Stock Exchange from 2005 to May 2010. From December 2006 through September 2009, he served as Chairman of the board of directors of Micropharma Limited, a private biotechnology company, and was a member of was a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from February 2006 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Joseph J. Krivulka

Joseph J. Krivulka, age 63, has served as our director since March 2005. Mr. Krivulka is the founder and current Chairman of Akrimax Pharmaceuticals, LLC, an emerging branded pharmaceutical company, and has served in that capacity since its inception in February 2007. He is also the founder and chairman of Rouses Point Pharmaceuticals LLC, a generic pharmaceutical products company, as well as the founder and chairman of MIST Pharmaceuticals, LLC, a cardiovascular pharmaceutical products company. Mr. Krivulka was the founder and President of Triax Pharmaceuticals, a dermatology products company, a position he held from November 2004 through the sale of the company to PreCision Dermatology in April 2012. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC, a company that markets pharmaceutical products, from 1999 until 2004. Mr. Krivulka was formerly Chief Executive Officer of Bertek, Inc., a generic pharmaceutical products company that is a subsidiary of Mylan Inc., and Corporate Vice President of Mylan Inc., a generic pharmaceutical products company. He holds a B.S. from West Virginia Wesleyan College.

Howard W. Robin

Howard W. Robin, age 62, has served as our President and Chief Executive Officer since January 2007 and has served as a member of our board of directors since February 2007. Mr. Robin served as Chief Executive Officer, President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and from January 2001 to June 2001, served as their Chief Operating Officer, President and as director. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc., a pharmaceutical products company that is a subsidiary of Schering, AG, and from 1987 to 1991 he served as Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. He received his B.S. in Accounting and Finance from Fairleigh Dickinson University and serves as a member of its Board of Trustees.

Dennis L. Winger

Dennis L. Winger, age 67, has served as our director since December 2009. Mr. Winger was Senior Vice President and Chief Financial Officer of Applera Corporation, a life sciences company, from 1997 through December 2008. From 1989 to 1997, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation. From 1982 to 1989, Mr. Winger was with The Cooper Companies, Inc., where he held positions of increasing responsibility, including that of Chief Financial Officer. Mr. Winger currently serves on the board of directors of Accuray Incorporated (NASDAQ: ARAY), a radiosurgery company. Mr. Winger recently served on the board of directors of each of Vertex Pharmaceuticals Incorporated, a pharmaceutical company, until May 2012, Cephalon, Inc. a pharmaceutical company, until its merger with Teva Pharmaceuticals Industry Limited in October 2011 and Cell Genesys, Inc. until its merger with BioSante Pharmaceuticals in October 2009. Mr. Winger received a B.A. from Siena College and an M.B.A. from the Columbia University Graduate School of Business.

CURRENT DIRECTORS NOMINATED FOR REELECTION TO SERVE UNTIL THE 2018 ANNUAL MEETING

Robert B. Chess

Robert B. Chess, age 58, is the Chairman of our board of directors and has served as a director since May 1992. From March 2006 until January 2007, Mr. Chess served as our Acting President and Chief Executive Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff as a White House Fellow and Associate Director of the White House Office of Economic and Domestic Policy. From 1997 until his retirement in 2009, Mr. Chess served on the board of directors of the Biotechnology Industry Organization (BIO). Mr. Chess served as Chairman of BIO’s Emerging Companies Section and Co-Chairman of BIO’s Intellectual Property Committee. Mr. Chess was the initial Chairman of Bio Ventures for Global Health and continues to serve on its board. He also serves on the Board of Trustees of the California Institute of Technology where he chairs the Technology Transfer Committee. Mr. Chess is currently the Chairman of OPX Biotechnologies, a private company in the renewable fuels and chemicals field, the co-founder and Chairman of Biota Technologies, a private company developing industrial applications of the analysis of microbial communities, and also serves as a director of each of Pelvalon, Inc., a private medical device company and Twist Biosciences, a private company in the synthetic DNA production field. He is currently a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in the MBA program on starting technology-based businesses and the healthcare industry. Mr. Chess received his B.S. degree in Engineering with honors from the California Institute of Technology and an M.B.A. from Harvard University.

Susan Wang

Susan Wang, age 64, has served as our director since December 2003. Ms. Wang, who retired from Solectron Corporation in May 2002, served in various management positions there from 1984 to June 2002. Her final position at Solectron, an electronics manufacturing services and supply chain solutions company, was Executive Vice President for Corporate Development and Chief Financial Officer, a position she held from September 2001 to June 2002. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and was a certified public accountant. Ms. Wang is also a director of Cirrus Logic, Inc. (NASDAQ: CRUS), an analog chip company, and Premier, Inc. (NASDAQ: PINC), a healthcare information technology and hospital supply chain company. She serves as Chair of the audit committees of both Cirrus Logic, Inc. and Premier, Inc. Ms. Wang has been nominated for election as a director of Veeco Instruments Inc.(NASDAQ: VECO), a company that designs, manufactures and markets thin film equipment, at its annual meeting of stockholders to be held on May 13, 2015. In addition, Ms. Wang served as a director of Suntech Power Holdings Co., Ltd., a solar energy company, from 2009 to August 2013, a director of Altera Corporation, a programmable semiconductor company from 2002 to May 2013, a director of Calpine Corporation, an independent power generation company, from 2003 to 2009, a direct of Avanex Corporation, a telecommunications component and sub-systems provider, from 2002 to 2009, and a director of Rae Systems Inc., a developer of sensory technology for hazardous materials from 2009 to 2011. Ms. Wang holds an M.B.A. from the University of Connecticut and a B.S. in accounting from the University of Texas.

Roy A. Whitfield

Roy A. Whitfield, age 61, has served as our director since August 2000. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a drug discovery and development company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. He also served as a director of

Incyte from 1991 to January 2014. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. He currently serves as a director of Illumina, Inc., a developer, manufacturer and marketer of integrated systems for analysis of genetic variations and biological functions, and Station X, Inc. a private company. Since February 2008, he has also served as Executive Chairman of the board of directors of Bioseek. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met eleven (11) times during 2014. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served held during the period of the 2014 fiscal year for which he or she was a director or committee member, as applicable. All of our directors on our board attended our 2014 annual meeting of stockholders.

CORPORATE GOVERNANCE

The board of directors has documented our governance practices in our Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

BOARD LEADERSHIP STRUCTURE

The positions of Chief Executive Officer and Chairman of the board of directors are currently held by Howard W. Robin and Robert B. Chess, respectively. The board of directors believes at this time having a separate chairman provides a more effective channel for the board of directors to express its views on management, by enhancing the board’s oversight of, and independence from, management, and allows the Chief Executive Officer to focus more on the strategy and operations of the Company.

RISK OVERSIGHT

The board of directors monitors and assesses key business risks directly through deliberations of the board of directors and also by way of delegation of certain risk oversight functions to be performed by committees of the board of directors. The board of directors regularly reviews and assesses, among other matters, the following important areas that present both opportunities and risk to the Company’s business:

•	Review and approval of the Company’s annual operating and capital spending plan and review of management’s updates as to the progress against plan and any related risks and uncertainties.

•

Periodic consideration of the balance of risk and opportunities presented by the Company’s medium to long-term strategic plan and the potential implications of success and failure in one or more of the Company’s key drug development programs.

•	Regular consideration of the risks and uncertainties presented by alternative clinical development strategies.

•

Regular review of the progress and results of the Company’s clinical development programs and early research efforts including but not limited to the strengths, weaknesses, opportunities and threats for these programs.

•	Periodic review and oversight of material outstanding litigation or threatened litigation.

•	Review and approval of material collaboration partnerships for the further development and commercial exploitation of the Company’s proprietary drug development programs and technologies.

•	Regular review and approval of the annual corporate goals and an assessment of the Company’s level of achievement against these established goals.

•	Regular review of the Company’s financial position relative to the risk and opportunities for the Company’s business.

•	Periodic review of the Company’s intellectual property estate.

•	Periodic review and assessment of CEO succession planning.

•	Periodic review of the Company’s compensation programs.

The discussion above of risk oversight matters reviewed by the board of directors is intended to be illustrative only and not a complete list of all important matters reviewed and considered by the board of directors in providing oversight and direction for the Company’s senior management and business.

The risk oversight function of the board of directors is also administered through various board committees. The audit committee oversees the management of financial, accounting, internal controls, disclosure controls and the engagement arrangement and regular oversight of the independent auditors. The audit committee also periodically reviews the Company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions. To assist the audit committee in its risk management oversight function, the internal auditor has a direct reporting relationship to the audit committee. The Company’s internal audit function is focused on internal control monitoring and activities in support of the audit committee’s risk oversight function.

The organization and compensation committee is responsible for the design and oversight of the Company’s compensation programs as well as succession planning for the chief executive officer position and other key executive positions. The organization and compensation committee regularly considers whether the Company’s compensation policies and practices create risks that could have a material adverse impact on the Company and has concluded that they do not based on several design features of our compensation program that we believe reduces the likelihood of excessive risk-taking, including the following:

•	The compensation plan design provides a mix of base salary, short-term incentive compensation opportunity and equity compensation earned over multiple-year periods.

•

The determination of the corporate performance rating under the annual bonus plan is based on our achievement of a diversified mix of development, research, organizational and financial objectives. Thus, the achievement of any single corporate objective does not have a disproportionate impact on the aggregate annual bonus awarded.

•	Each employee’s annual cash bonus is determined by a combination of the corporate performance rating and a subjective determination of individual performance.

•	The maximum payout levels for annual incentive bonuses are capped at 200% of each employee’s annual target bonus.

•

A substantial portion of each executive’s compensation opportunity is in the form of long-term equity incentives, which help to further align the long-term interests of our executives with those of our stockholders.

•	All employees are subject to our security trading policy which prohibits trading in derivative securities (i.e. puts or calls), short selling, and any trading in the Company’s securities on margin.

•

Each executive officer is subject to our clawback policy which provides that any compensation received by an executive officer based upon the achievement of financial results that are subsequently revised is subject to cancellation or a reimbursement obligation.

The nominating and corporate governance committee periodically reviews the Company’s corporate governance practices, including certain risks that those practices are intended to address. This committee periodically reviews the composition of the board of directors to help ensure that a diversity of skills and experiences is represented by the members of the board of directors taking into account the stage of growth of the Company and its strategic direction.

In carrying out their risk oversight functions, the board of directors and its committees routinely request and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to assist in discerning and managing important risks that may be faced by the Company. The board of directors is committed to continuing to ensure and evolve its risk oversight practices as appropriate given the stage of the Company’s evolution as a drug development company and the fast-paced changes in the biopharmaceutical industry. In that regard, in 2013 the Company maintained a risk management committee composed of senior managers in charge of important functional areas that regularly reported to the board of directors or one of its designated committees.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Global Select Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these standards, after review of all relevant transactions (if any) or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Robin, our President and Chief Executive Officer.

As required under applicable NASDAQ listing standards, in the 2014 fiscal year, our independent directors met at least four times in regularly scheduled executive sessions at which only independent directors were present. The independent directors regularly rotate responsibility for presiding over the executive sessions such that no single independent director presides over more than one executive session per year.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has three regularly constituted committees: an audit committee, an organization and compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information as of December 31, 2014, for each of the board committees:

Name	Audit		Organization and Compensation		Nominating and Corporate Governance
Robert B. Chess
R. Scott Greer	X		X
Joseph J. Krivulka	X		X
Christopher A. Kuebler			X		X
Lutz Lingnau			X	(1)
Howard W. Robin
Susan Wang	X	(1)
Roy A. Whitfield					X	(1)
Dennis L. Winger	X				X

Total meetings in the 2014 fiscal year	7		8		3

(1)	Committee Chairperson.

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

AUDIT COMMITTEE

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee:

•	evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•	determines whether to retain or terminate our independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•

reviews and determines the engagement of the independent auditors, including the overall scope and plans for their respective audits, the adequacy of staffing and compensation, and negotiates and executes, on behalf of the Company, engagement letters with the independent auditors;

•

establishes guidelines and procedures with respect to the rotation of the lead or coordinating audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit;

•

reviews and approves the retention of the independent registered public accounting firm for any permissible non-audit services and, at least annually, discusses with our independent registered public accounting firm, and reviews, that firm’s independence;

•

obtains and reviews, at least annually, a formal written statement prepared by the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and the Company and discusses with the independent registered public accounting firm, and reviews, its independence from management and the Company;

•

reviews with the independent registered public accounting firm any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent registered public accounting firm and management’s response;

•	reviews with management and the independent registered public accounting firm the scope, adequacy and effectiveness of our financial reporting controls;

•

reviews and discusses with management, the Company’s risk management committee, the internal auditor and the independent registered public accounting firm, as appropriate, the Company’s major financial risks, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•

establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•

investigates and resolves any disagreements between our management and the independent registered public accounting firm regarding our financial reporting, accounting practices or accounting policies and reviews with the independent registered public accounting firm any other problems or difficulties it may have encountered during the course of the audit work;

•	meets with senior management and the independent registered public accounting firm in separate executive sessions;

•	reviews the consolidated financial statements to be included in our quarterly reports on Form 10-Q and our annual reports on Form 10-K;

•

discusses with management and the independent registered public accounting firm the results of the independent registered public accounting firm’s review of our quarterly consolidated financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports;

•

reviews and discusses with management and the independent registered public accounting firm any material financial arrangements of the Company which do not appear on the financial statements of the Company and any significant transactions or courses of dealing with parties related to the Company;

•	reviews with management and the independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

•	oversees the Company’s internal audit function;

•

discusses with management and the independent registered public accounting firm any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s consolidated financial statements, financial reporting process or accounting policies;

•	oversees the preparation of the audit committee report to be included in the Company’s annual report or proxy statement; and

•

reviews the Company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions.

The audit committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.

Four directors comprised the audit committee at the end of the 2014 fiscal year: Ms. Wang, who chairs the committee, and Messrs. Greer, Krivulka, and Winger. The board of directors annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent. The board of directors has determined that Ms. Wang and Mr. Winger each qualify as an “audit committee financial expert” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Ms. Wang’s level of knowledge and experience based on a number of factors, including her formal education and experience as a Chief Financial Officer of a public reporting company. In addition to our audit committee, Ms. Wang also serves on the audit committees of Cirrus Logic, Inc. (NASDAQ: CRUS) and Premier, Inc. (NASDAQ: PINC). The board of directors does not believe that such simultaneous service impairs Ms. Wang’s ability to effectively serve on our audit committee and as the chairwoman of such committee. The board of directors made a qualitative assessment of Mr. Winger’s level of knowledge and experience based on a number of factors, including his formal education and experience as a Chief Financial Officer of a public reporting company. In addition to our audit committee, Mr. Winger also serves on the audit committee of Accuray Incorporated (NASDAQ: ARAY). The board of directors does not believe that such simultaneous service impairs Mr. Winger’s ability to effectively serve on our audit committee. The audit committee has adopted a written audit committee charter that is available on our corporate website at www.nektar.com.

ORGANIZATION AND COMPENSATION COMMITTEE

The organization and compensation committee of the board of directors administers the variable compensation programs and reviews management’s recommendations for organization structure and development of the Company. Additionally, the organization and compensation committee reviews and in some cases approves the type and level of cash and equity-based compensation for officers, employees and consultants of the Company, and recommends certain compensation actions to the board of directors for review and approval. The organization and compensation committee:

•	reviews and approves the structure and guidelines for various incentive compensation and benefit plans;

•	grants equity awards under the various equity incentive compensation and benefit plans;

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approves the compensation for the executive officers of the Company, including the President and Chief Executive Officer, and those vice-president level employees that report directly to the President and Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other benefits;

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recommends the compensation levels for the members of the board of directors who are not employed by us or our subsidiaries (“non-employee directors”) for approval by the independent members of the board of directors;

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reviews the operation of the Company’s executive compensation programs to determine whether they remain supportive of the Company’s business objectives and are competitive relative to comparable companies and establishes and periodically reviews policies for the administration of executive compensation programs;

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reviews the Company’s executive compensation arrangements to evaluate whether incentive and other forms of compensation do not encourage inappropriate or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s executive compensation arrangements;

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reviews and discusses with management and the Company’s risk management committee, as appropriate, the Company’s major risks relating to the purview of the organization and compensation committee, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•	oversees the preparation of the organization and compensation committee report to be included in the Company’s annual proxy statement;

•	reviews management recommendations on organization structure and development, including succession planning; and

•	reviews performance of the executive officers and vice-president level employees that report directly to the Chief Executive Officer.

The organization and compensation committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers, although our President and Chief Executive Officer does not participate in the deliberations or determinations of his own compensation. In particular, the organization and compensation committee considered our President and Chief Executive Officer’s recommendations for 2014 regarding the increase in annual base compensation, award of annual performance-based bonus compensation and the number of stock options granted to our executive officers excluding himself. While the organization and compensation committee considers and appreciates the input and expertise of management in making its decisions, it does ensure that an executive session where no management is present is included in the agenda for every committee meeting. The organization and compensation committee’s charter gives the committee the sole authority to retain independent counsel, compensation and benefits consultants or other outside experts or advisors that it believes to be necessary or appropriate. During 2014, the organization and compensation committee retained Frederic W. Cook & Co. (“FW Cook”), a nationally recognized executive compensation consulting firm that performs compensation benchmarking, analysis and design services. FW Cook was engaged in 2014 to provide regulatory, legislative updates and market trend analysis, to provide analysis on our compensation programs, to provide recommendations and advice on the structure, elements and amounts of compensation provided to our non-employee directors, to review the Compensation Discussion and Analysis, and to provide executive compensation analysis as needed. FW Cook does not provide any other services to us other than the executive and director compensation services it performs at the request of the organization and compensation committee, and after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, we have determined that no conflicts of interest exist between the Company and FW Cook (or any individuals providing such services to the committee on FW Cook’s behalf).

The organization and compensation committee may delegate to its subcommittees such authority as it deems appropriate, except for the authority the committee is required to exercise by applicable law or regulation. The organization and compensation committee has delegated certain limited authority to grant stock option awards under our stock incentive plan to a committee comprised of management representatives, and with respect to certain limited authority to grant restricted stock unit awards, to a committee of the board of directors, with Mr. Robin serving as the sole member of that committee. These committees may not approve award grants to anyone serving as an executive officer or director of the Company. Other than the authority delegated to these committees, the organization and compensation committee has no current intention to delegate any of its authority to any other committee or subcommittee.

Four directors comprised the organization and compensation committee at the end of the 2014 fiscal year: Mr. Lingnau, who chaired the committee, and Messrs. Greer, Krivulka and Kuebler. The board of directors annually reviews the NASDAQ listing standards definition of independence for organization and compensation committee members and has determined that all members of our organization and compensation committee are independent. The organization and compensation committee charter can be found on our corporate website at www.nektar.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee:

•	establishes criteria for board membership, including standards for independence, and considers and assess the independence of the directors;

•	evaluates board composition and performance;

•	identifies, reviews and recommends the board’s selected candidates to serve as directors;

•	considers stockholder recommendations for director nominations and other proposals submitted by stockholders;

•	reviews the adequacy of and compliance with our Code of Business Conduct and Ethics;

•	administers and oversees all aspects of our corporate governance functions on behalf of the board;

•	monitors regulatory and legislative developments in corporate governance, as well as trends in corporate governance practices, and makes recommendations to the board regarding the same;

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reviews and discusses with management and the Company’s risk management committee, as appropriate, the Company’s major risks relating to the purview of the nominating and corporate government committee, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

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establishes and oversees procedures for the receipt, retention and treatment of complaints received by the Company with respect to legal and regulatory compliance (except for compliance relating to accounting, internal accounting controls, auditing matters and financial disclosure and reporting); and

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provides recommendations to the board of directors to establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

The nominating and corporate governance committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and those of our stockholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings, as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.

Three directors comprised the nominating and corporate governance committee at the end of the 2014 fiscal year: Mr. Whitfield, who chairs the committee, and Messrs. Kuebler and Winger. The board of directors annually reviews the NASDAQ listing standards definition of independence for the nominating and corporate governance committee and has determined that all members of our nominating and corporate governance committee are independent. The nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com.

The current members of our board of directors represent a desirable mix of backgrounds, skills and experiences, and are all believed to share the key personal characteristics described above. Below are some of the specific experiences and skills of our directors.

Robert B. Chess

Mr. Chess is our Chairman and former President and Chief Executive Officer and has a deep understanding of our business. Having founded and led private and public companies, Mr. Chess has strong experience leading growing companies in our industry. Due to his long association with the Company as a co-founder, director and senior executive leader at various times, he possesses significant knowledge and perspective on the history and development of the Company. Mr. Chess is a prominent participant in our industry, was a long-time member of the board of our industry association, and is on the board of trustees and faculty of leading academic institutions.

Susan Wang

Ms. Wang has a strong financial and business background as a senior executive of Solectron Corporation, an electronics manufacturing services and supply chain solutions company. She is an audit committee financial expert as a result of her prior experience as Chief Financial Officer of Solectron, has extensive experience on the audit committees of other U.S. public companies, and was a certified public accountant. Ms. Wang has extensive corporate governance experience through service on other public company boards.

Roy A. Whitfield

Mr. Whitfield has a strong strategy development and leadership background in the biotechnology and medical industries. He is a former strategy consultant from a major consulting firm, was the founder and chief executive officer of a public biotechnology company, and has held executive positions in various segments of the health care industry. He has extensive corporate governance experience through his service on other public company boards in the pharmaceutical and life sciences industries.

Joseph J. Krivulka

Mr. Krivulka has a strong operational and leadership record in the pharmaceutical industry with strong expertise in product evaluation, development, and marketing. Mr. Krivulka has founded and served as chief executive officer of several successful pharmaceutical companies and is currently the Chairman of Akrimax Pharmaceuticals.

Howard W. Robin

Mr. Robin is our President and Chief Executive Officer. Mr. Robin has over 25 years of experience in the pharmaceutical and biotechnology industries in a variety of roles of increasing responsibility and, prior to becoming our chief executive officer, was the chief executive officer and president and a director of Sirna Therapeutics, a development stage biotechnology company. The board of directors has determined that Mr. Robin’s position as president and chief executive officer provides him with important insight into the Company’s opportunities, risks, strengths and weaknesses, as well as its organizational and operational capabilities, which is valuable to the board of directors in making strategic decisions and performing its oversight responsibilities.

Dennis L. Winger

Mr. Winger has a strong operational and finance background with over 20 years of experience as a financial and administrative senior executive in the life sciences and pharmaceutical industries. Most recently, he was Chief Financial Officer of Applera Corporation, a life sciences company, and prior to that was a senior financial and administrative executive at Chiron Corporation, a biotechnology company, for eight years. Mr. Winger has corporate governance and audit committee experience through service on other public company boards in the pharmaceutical and life sciences industries.

R. Scott Greer

Mr. Greer has a proven track record as an entrepreneur and senior executive with extensive experience in the biotechnology industry, most recently with Abgenix, Inc., until its acquisition by Amgen, Inc. in 2006. Mr. Greer has held senior executive and finance positions at other companies in our industry and currently serves as a director of several other companies in the biopharmaceutical and medical device industries. He possesses strong expertise in biotech industry strategy, business models, and finance and has served on compensation and audit committees.

Christopher A. Kuebler

Mr. Kuebler is a former chief executive officer of Covance Inc., a drug development services company. Prior to that, he had diverse management experience in positions of increasing responsibility with Abbott Laboratories and other large health care companies. As a result of his experiences, Mr. Kuebler possesses valuable knowledge and insight regarding both the development and commercial aspects of the biopharmaceutical industry as well as leadership experience in running a significant public company.

Lutz Lingnau

Mr. Lingnau has a strong management background in the pharmaceutical industry as a senior executive and member of the executive board of Schering AG Group. He has international sales and operations experience as former head of worldwide sales and marketing in the pharmaceutical division of Schering, and in operational roles in South America and the U.S., and also as a member of the supervisory board of a German specialty chemicals company.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of our board to maintain a balance of knowledge, experience and capability. The nominating and corporate governance committee also periodically reviews the overall effectiveness of the board, including board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.

The nominating and corporate governance committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information, relevant qualifications and other information required by our bylaws to our Secretary at our principal executive offices before the deadline set forth in our bylaws. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or any individual director should submit written or electronic communications to our Secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received will be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com.

Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K filed with the SEC.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The organization and compensation committee consisted of four independent directors at the end of 2014: Messrs. Greer, Krivulka, Kuebler and Lingnau. No director who served on the organization and compensation committee in 2014 was, or has been, an officer or employee of us, nor has any director had any relationships requiring disclosure under the SEC rules regarding certain relationships and related-party transactions. None of our executive officers served on the board of directors or the organization and compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our board of directors or organization and compensation committee.

DIRECTOR COMPENSATION TABLE—FISCAL 2014

Each of our non-employee directors participates in our Amended and Restated Compensation Plan for Non-Employee Directors (the “Director Plan”). Only our non-employee directors are eligible to participate in the Director Plan. The following table shows compensation awarded or paid to our non-employee directors for the fiscal year ended December 31, 2014.

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($)(2) (d)	Total ($) (f)
Robert B. Chess	110,750	0	266,963	377,713
R. Scott Greer	80,000	0	266,963	346,963
Joseph J. Krivulka	68,000	0	266,963	334,963
Christopher A. Kuebler	69,250	0	266,963	336,213
Lutz Lingnau	81,000	0	266,963	347,963
Susan Wang	82,250	0	266,963	349,213
Roy A. Whitfield	80,750	0	266,963	347,713
Dennis L. Winger	78,250	0	266,963	345,213

(1)	Mr. Robin, our President and Chief Executive Officer, is not included in this table as he was an employee of us in 2014 and received no additional compensation for his services in his capacity as a director.
(2)	Amounts reported represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to Note 11 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2014. Each of our non-employee directors received 45,000 options for their annual stock option grant on September 23, 2014. The grant date fair value of the stock options awarded to each of our non-employee directors for their annual stock option grant in 2014 was $266,963. As of December 31, 2014, each of our non-employee directors had the following number of outstanding stock options: Robert B. Chess: 230,000; R. Scott Greer: 217,500; Joseph J. Krivulka: 230,000; Christopher A. Kuebler: 230,000; Lutz Lingnau: 252,500; Susan Wang: 245,000; Roy A. Whitfield: 230,000; and Dennis L. Winger: 218,750.

Under the Director Plan, each non-employee director is eligible to receive an annual retainer of $30,000 for serving on the board of directors, an additional annual retainer of $50,000 for serving as the chair or lead director of the board of directors, an additional annual retainer of $20,000 for serving as chair of the audit committee, an additional annual retainer of $15,000 for serving as chair of the organization and compensation committee, an additional annual retainer of $10,000 for serving as chair of the nominating and corporate governance committee, and an additional annual retainer of $5,000 for serving as chair of any other committee. In addition, each non-employee director is entitled to $2,000 for each in-person or telephonic board meeting he or she attends and $1,000 for each in-person board meeting he or she attends by telephone. Each non-employee director is also entitled to $1,750 for each in-person or telephonic committee meeting he or she attends and $875 for each in-person committee meeting he or she attends by telephone.

In September of each year, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and restricted stock units, as determined by the board of directors. These equity awards vest over a period of one year and will have a total value or cover a number of shares as determined annually by the board of directors. Upon initial appointment to the board of directors, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and restricted stock units. These initial equity awards vest over a period of three years from the date of appointment and will be at a level based on 150% of the most recent annual equity compensation grant to non-employee directors, as determined annually by the board of directors. Non-employee directors are also eligible to receive discretionary equity-based awards under our stock incentive plans from time to time as determined by the board of directors. The exercise price of stock options granted is equal to the closing price of the Company’s common stock on the grant date. Following completion of a non-employee director’s service on the board of directors, his or her stock options will remain exercisable for a period of eighteen months (or, if earlier, the end of the maximum term of the option). The term of stock options granted to non-employee directors is eight years. In the event of a change of control, the vesting of each option or restricted stock unit award held by each non-employee director will accelerate in full as of the closing of such transaction.

The Director Plan includes ownership guidelines for non-employee directors, stating that each non-employee director should own shares of our common stock equal to at least three times the value of the annual board cash retainer. The minimum stock ownership level was to be achieved by each non-employee director by January 1, 2015 or within five years of the date of his or her first appointment to the board of directors. Each non-employee director currently meets the minimum stock ownership guidelines.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy and decision making process. It discusses the principles underlying the structure of the compensation arrangements for our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2014, our NEOs. Unless noted otherwise, any reference within the Compensation Discussion and Analysis to decisions made by the board of directors refers to the decisions made by the independent members of the board of directors only. This Compensation Discussion and Analysis primarily focuses on the compensation of our NEOs for 2014 that are identified in the table below.

Name	Title
Howard W. Robin	President and Chief Executive Officer
John Nicholson	Senior Vice President and Chief Financial Officer
Stephen K. Doberstein, Ph.D.	Senior Vice President and Chief Scientific Officer
Ivan P. Gergel, M.D.	Senior Vice President and Chief Medical Officer
Gil M. Labrucherie	Senior Vice President and General Counsel

Our current compensation programs for the NEOs are determined and approved by the organization and compensation committee of our board of directors. As described in more detail above under the caption “Information About the Board of Directors-Information Regarding the Committees of the Board of Directors—Organization and Compensation Committee,” the organization and compensation committee takes into account Mr. Robin’s recommendations regarding the compensatory arrangements for our executive officers, although Mr. Robin does not participate in the deliberations or determinations of his own compensation. For example, during 2014, the organization and compensation committee considered Mr. Robin’s recommendations regarding the increase in annual base compensation, award of annual performance-based bonus compensation, and the number of stock options to be granted to our executive officers other than himself. The other NEOs did not have any role in determining or recommending the form or amount of compensation paid to any of our executive officers.

Company Performance Highlights

In assessing the appropriate level of compensation for our executive officers, in particular the short-term incentive compensation to be awarded for a particular year, we take into account the overall performance of the Company against the specific annual corporate objectives established by the board of directors at the beginning of that year. The biotechnology industry is characterized by high stock price volatility and, as a result, our focus on pay-for-performance is based on an assessment of the level of the Company’s achievement against those specific objectives rather than the stock price at any given point in time. Some of the significant accomplishments achieved by the Company in 2014 are summarized below.

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On June 12, 2014, the members of the Anesthetic and Analgesic Drug Products Advisory Committee (AADPAC) of the United States Food and Drug Administration (FDA) voted that the FDA should not require cardiovascular outcomes trials for the peripherally-acting mu-opioid receptor antagonist (PAMORA) class of drugs, which included MOVANTIK™ (formerly known as naloxegol and NKTR-118).

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The FDA approved MOVANTIK™ for the treatment of opioid-induced constipation in adult patients with chronic, non-cancer pain. As a result of the approval, we received an additional $35 million milestone payment from AstraZeneca AB (AstraZeneca) in September 2014 pursuant to the license agreement between AstraZeneca and us, as amended. The FDA approval also extinguished our contingent obligation to repay $70 million previously paid by AstraZeneca to us under the license agreement. In addition, we received a $100 million payment from AstraZeneca in March 2015 triggered by the first commercial sale of MOVANTIK™ by AstraZeneca in the United States following the FDA approval.

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The European Commission granted a Marketing Authorisation to MOVENTIG® (the naloxegol brand name in the European Union) as the first once-daily oral PAMORA approved in the European Union for the treatment of opioid-induced constipation in adult patients who have had an inadequate response to laxative(s).

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Our collaboration partner, Baxter Healthcare, reported positive top-line results from its Phase 3 study of BAX 855, a longer-acting (PEGylated) form of a full-length recombinant factor VIII (rFVIII) protein, in patients with hemophilia. Based on this data, Baxter submitted a biologics license application (BLA) to the FDA for BAX 855.

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We completed the design of the first Phase 3 efficacy trial for NKTR-181 and related discussions with the FDA that enabled us to enroll the first patient in the SUMMIT-07 Phase 3 clinical trial for NKTR-181 on February 24, 2015.

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We reported positive clinical data from an investigator sponsored Phase 2 study of etirinotecan pegol (NKTR-102) in patients with Avastin® refractory high-grade glioma that was conducted by Stanford University.

•	We presented data on target-specific biomarkers from circulating tumor cell sub-study of Phase 3 BEACON study of etirinotecan pegol (NKTR-102) in patients with advanced breast cancer.

•	We reported positive clinical data from a Phase 1 study of etirinotecan pegol (NKTR-102) in combination with 5- fluorouracil/leucovorin in patients with refractory solid tumor cancers.

•	We presented positive pre-clinical data for etirinotecan pegol (NKTR-102) in combination with a PARP inhibitor in BRCA1-deficient cancer model.

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We continued to advance our earlier stage pipeline including the Phase 1 program for NKTR-171, the completion of significant preclinical work for NKTR-214, and the advancement of our research projects including a presentation of data for an oral, peripherally-acting kappa agonist molecule.

In addition to considering the Company’s accomplishments and progress each year, we also think it is important in making compensation decisions to take into account the long-term performance of the executive leadership team. We believe that the skills, creativity and dedication of executive leadership have led to numerous significant accomplishments including the following:

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Over the past eight years, our business has been transformed from a drug delivery service provider to a drug development company which included a significant change in the mix of senior leadership and the skills and experience of personnel in key functional areas, a reprioritization of resource allocation, and building a more efficient and productive organization.

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In August 2013, we negotiated an amendment to our worldwide naloxegol license agreement entered into in September 2009 with AstraZeneca to provide for a risk-benefit sharing arrangement that resulted in a commitment by AstraZeneca to submit a New Drug Application (“NDA”) with the FDA and a Market Authorisation Application (“MAA”) with the European Medicines Agency (“EMA”). We received from AstraZeneca a total payment of $95 million in milestones in the fourth quarter of 2013 after these filings were accepted by these governmental health authorities and an additional $35 million payment in September 2014 upon receipt of the FDA approval of MOVANTIK™. In addition, under the license agreement, as amended, we are eligible to receive up to $140 million in commercial launch milestones, of which $100 million was received in April 2015 as a result of the first commercial sale of MOVANTIK™ in the United States, and up to $375 million in additional sales milestones.

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In July 2012, we closed a $125 million secured debt financing that was a very unique transaction (and on very attractive terms, in our view) for a development stage biotechnology company such as Nektar.

•	In February 2012, we successfully completed the sale of the Company’s CIMZIA® and MIRCERA® royalty rights for $124 million.

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In September 2009, we entered into a license agreement with AstraZeneca for MOVANTIK™ (formerly known as naloxegol and NKTR-118) and naloxegol fixed-dose combination products (formerly known as NKTR-119). AstraZeneca paid us an up-front payment of $125 million and assumed all future development costs for MOVANTIK™ and the naloxegol fixed-dose combination products under the license agreement. AstraZeneca announced positive Phase 3 clinical trial results for naloxegol in November 2012 and February 2013. In relation to the naloxegol fixed-dose combination products, for each of the first two initial fixed-dose combination products, we are eligible to receive for each of such products up to $75 million in development milestones and up to $310 million in additional sales milestones. For both MOVANTIK™ and the naloxegol fixed-dose combination products, we are also eligible to receive significant and escalating royalty payments.

The above accomplishments, together with accomplishments achieved by the Company since 2007, directly resulted in the Company (1) building and advancing a significant drug candidate pipeline; (2) building an organization and infrastructure designed to execute on our mission of being a leading drug development company; (3) receiving over $800 million in capital from transactions that did not involve the issuance of equity securities; (4) avoiding significant future financial commitments in certain cases; and (5) establishing collaboration and proprietary product opportunities that have significant future economic potential based on milestone payments, royalties and sales. We believe that the compensation programs and awards to our NEOs should be evaluated within the context of these significant accomplishments and performance over a sustained period of time.

Compensation Program Objectives and Philosophy

In order to continue the execution and growth of our business as described above, we believe that it is vital that we continue to retain and attract highly experienced and skilled senior leadership by offering competitive base compensation and benefits, significant performance-based incentives, and the potential for long-term equity compensation. Our goal is to structure a meaningful portion of executive compensation such that it will only have value if the senior leadership is successful in building significant long-term value for us and our stockholders.

Our current executive compensation programs are intended to achieve the following four fundamental goals and objectives: (1) to incent and reward sustained long-term performance by aligning significant elements of executive compensation with our stockholders’ interests, (2) to attract and retain an experienced, highly qualified and motivated executive management team to lead our business, (3) to provide economic rewards for achieving high levels of our performance and individual contribution, and (4) to pay compensation that is competitive, taking into account the experience, skills and performance of the executives required to build and maintain the organization necessary to support our mission to be a leading drug development company.

When structuring our executive compensation programs to achieve our goals and objectives, we are guided by the following philosophies:

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Alignment with Stockholders’ Interests. Our compensation model should be designed to align the economic interests of our executives with those of our stockholders. In 2012, we established a performance-based stock option award program for our executive officers. Under this program, 50% of the annual stock options granted to our executive officers since inception were made in the form of performance-based stock option awards that vest based on the standard four-year monthly vesting schedule plus a separate performance condition that must also be achieved before the executive officer is permitted to exercise the stock option. The performance condition is met only if, within five years from the grant date, the Company or one of its collaboration partners files an NDA or BLA with the

FDA (or the equivalent new drug registration with the EMA) for any “Proprietary Company Program” which is defined to include any drug candidate that is wholly-owned by the Company (e.g. NKTR-118, NKTR-102, NKTR-061 or BAX-855) or where the Company is entitled to an average royalty interest equal to or greater than 7.5%.

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Pay for Performance. Our compensation model should deliver compensation above industry median for exceptional performance and deliver compensation below the median for years in which the Company does not perform well. In 2014, a study performed by the organization and compensation committee’s independent compensation consultant showed that the value of total direct target compensation for our NEOs, including our CEO, was below the median for similarly situated executives of our peer group. As used in this discussion, “total direct compensation” includes base salary, annual bonus and the grant date fair value of equity awards granted to the executive. In addition, to the extent that a peer company’s market capitalization is higher or lower than that of the Company, this difference was taken into account as one factor in evaluating the size of equity awards. In 2012, 2013, and 2014, we also tied 50% of each NEOs’ equity award to the achievement of a rigorous and objective performance milestone in addition to standard time-based vesting requirements as described above. Further, all of the time- and performance-based equity awards are granted as stock options, which we believe are also inherently performance based as they only provide value to the executive if stockholders realize a positive return on their investment.

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Total Rewards Program. The total compensation program must balance pay for performance elements with selected static non-performance based elements in order to create a total rewards program that is competitive and will help us attract and retain highly qualified and motivated executives.

•	Flexible Approach. The level of compensation provided to executives must take into account each executive’s role, experience, tenure, performance and expected contributions to our future success.

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Focus on Achievement of Fundamental Business Goals. The compensation program should be structured so that executives are appropriately incentivized to achieve our short- and long-term goals that are viewed as fundamental to driving value in our business.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation goals and objectives. For example, we believe that performance-based short-term cash incentive opportunities in combination with equity incentive awards that are earned over time and increase in value only if the Company becomes more valuable is the best way to align our executives’ interests with those of our stockholders and pay for performance. We believe that the long-term vesting schedules applicable to equity awards also serve as a significant retention incentive as well as a focus on building long-term stockholder value. Providing base salaries and certain severance protections helps us ensure that we are providing a competitive compensation package that will permit us to attract and retain qualified, experienced and highly skilled executives. We believe that we have created a total compensation program that combines short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that are appropriate to achieve each of our fundamental goals and objectives as described above. We also believe that the structure of our compensation program provides appropriate incentives to reward our executives for achieving our long-term goals and objectives, some of the most important of which are building and advancing a robust drug candidate pipeline, entering into new collaboration partnerships and executing on our current collaborations, increasing the skill level and efficiency of our organization and improving our financial performance. We believe that our compensation program has helped us both recruit and retain superior executive talent to continue to build an organization capable of executing on our mission to become a leading drug development company.

Timing of Annual Equity Incentive Grants.

The Company moved the timing of its annual equity grant from February to December in 2014. The effect of the one-time change in grant timing is that two annual grants were awarded in fiscal 2014. The Company views the two annual grants in 2014 as discrete annual grants relating to two separate annual performance periods in 2013 and 2014, rather than as a combined basket of equity compensation for 2014. We expect that the 2014 transition year will be a one-time event and the anticipated future grant schedule for annual equity awards will be December of each year with the next annual compensation cycle occurring in December 2015. The purpose of the change is to align the year in which the equity compensation is attributed for SEC reporting purposes with the annual performance period that we used as a basis for our equity compensation decisions.

The organization and compensation committee has historically reviewed and approved annual compensation, including equity awards to our NEOs within a few weeks before or after February 1 of each year which has been the effective date for our annual compensation decisions. The decisions in February depended primarily on our assessment of performance for the year that had just ended. Accordingly, our annual compensation review and approval decisions for the calendar 2013 performance period took place in February 2014. SEC reporting rules required disclosure of the February grant in the year of grant, rather than the year for which we assessed performance that was the basis of our equity compensation determination. The Company determined that reporting a grant as compensation in a different year than the performance period that played the primary role in determining the size of the grant made it difficult and confusing for stockholders to assess the alignment of pay and performance. In 2014, the organization and compensation committee decided to migrate to a calendar year compensation cycle with our compensation review and approval determinations completed no later than December of the calendar year performance period. We made this change in our practice in part to align our performance review and compensation decisions with our calendar year business planning cycle including the approval of the corporate goals and operating plan for the following calendar year. Further, since equity awards are the largest component of our NEOs’ total annual compensation, making equity award determinations toward the end of each calendar year also allows us to more timely consider and respond to the outcome of that year’s stockholder advisory “say-on-pay” vote as well as feedback we receive from our stockholders as one component of our compensation decision-making process.

We changed the annual compensation cycle in December 2014 and intend to stay on this annual cycle in the future (i.e., the next annual compensation cycle is expected to occur in December 2015). As a result of the timing transition, the “Summary Compensation Table” (on page 56) includes not only the value of equity awards granted for the 2013 performance period which were granted in February 2014, but also the value of equity awards for the 2014 performance period which we granted in December 2014. The 2014 timing transition resulted in two years of annual equity grants being included in one calendar year even though the equity grants were made ten months apart and reflect compensation awarded based on performance in different years. The February 2014 grant was made in recognition of 2013 performance, while the December 2014 grant was made based on our assessment of 2014 performance. The table below graphically illustrates the timing impact for the 2014 transition year with respect to our CEO.

Relationship between Company Performance and Executive Pay

The biotechnology industry is generally thought to be characterized by a higher risk profile and by more potentially binary business outcomes than more established industries which historically has led to high stock volatility for biotechnology companies. The Company ended 2014 with a closing stock price of $15.50 which represented a five-year company annual stockholder return of 10.7%, a two year compound stockholder annual return of 44.6%, and a one year annual return of 36.6%. Mr. Robin’s total compensation, as reported below in the

Summary Compensation Table, increased by 125% from 2013 to 2014. The large perceived increase in his 2014 total compensation was a result of changing our compensation review cycle starting in December 2014 as described above.

If we include just one of the 2014 stock option grants in order to present the data comparatively to the prior annual periods on the graph, the increase in compensation would have been 31% if considering just the February 2014 stock option grant or 50% if considering just the December 2014 stock option grant. A 50% increase follows the stock price increasing by 37% over the same period and the clinical milestones listed in the section titled “Company Performance Highlights.” The graph below demonstrates that even with high levels of volatility in stock price, the total direct compensation for Mr. Robin has been generally aligned with our stock price performance since he joined the Company as our Chief Executive Officer in 2007. We believe this alignment is due in large part to our commitment to pay based on performance and our consideration of capitalization adjusted peer company data rather than relying simply on grant date fair value to determine the size of annual equity grants.

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Mr. Robin’s total compensation for 2014 includes two annual stock option grants, one made in February 2014 based on 2013 performance and one made in December 2014 based on 2014 performance, as a result of our transition this year to a calendar year compensation cycle.

In 2012, 2013 and 2014, stock option awards made to Mr. Robin accounted for 47%, 58% and 75%, respectively, of his total direct compensation (For 2014, stock option awards would have accounted for 57% of his total direct compensation if we included only his February 2014 grant and 62% of his total direct compensation if we included only his December 2014 award). Our objective in providing a substantial portion of Mr. Robin’s compensation in the form of stock options is to ensure that substantial compensation value is made available to him only if the stock price increases after the grant date and over the applicable vesting period.

In addition, one-half of Mr. Robin’s stock options awarded in 2012, 2013, and 2014 also include performance-based vesting and have value only if a NDA or MAA approval filing was made for a significant drug development program in the Company’s pipeline. This performance hurdle is in addition time-based vesting requirements which also apply to his stock option awards. We believe these performance-based stock option grants served to further align Mr. Robin’s interests with those of our stockholders and create appropriate additional incentives to achieve performance objectives that we consider critical to the long-term growth and value of the Company. The business milestone that we have established for this performance-based equity program has been met only twice in the history of the Company with FDA new drug applications filed for MOVANTIK™ in September 2014 and BAX 855 in January 2015, both of which represent significant programs in the Company’s pipeline.

Executive Compensation Practices

Below we provide a summary of our executive compensation practices, including both the practices that we follow and those that we do not follow, in each case based on whether we believe they serve the long-term interests of our stockholders.

Core Compensation Principles and Practices

☑	Pay-for-Performance. A substantial majority of the compensation awarded to our NEOs is either tied to specific company-wide and individual performance objectives or has been made in the form of stock option awards that will only have value if the price of our stock increases after the grant date.

☑	Performance-Based Equity Grants. In 2012, 2013 and 2014, we awarded 50% of each executive officer’s equity compensation in the form of performance-based stock options that only vest and become exercisable upon the achievement of specified significant accomplishments in addition to satisfying our typical 4-year time-based vesting requirement. We continued this performance-based equity program for executive officers in 2014 for both annual grants. We believe this program is important in that it even more tightly aligns the economic interests of our senior leadership team with those of our stockholders.

☑	Regular Peer Group Review. The organization and compensation committee regularly reviews the Company’s compensation peer group. This review occurred most recently in September 2014 where the compensation peer group was prospectively adjusted for the 2015 annual compensation cycle to include five additional companies with market capitalizations more in line with that of the Company and exclude certain companies that have evolved to much larger market capitalizations after we selected them as peers.

☑	Double Trigger. Our change of control severance benefit plan (CIC Plan) only provides our executive officers with acceleration of unvested equity awards held by them if they are terminated (without cause or constructively) in connection with a change of control transaction or within 12 months following a change of control transaction. We do not provide accelerated vesting of equity awards on a change in control alone.

☑	Modest Perquisites. We provide only modest perquisites and nearly all of those perquisites are in the form of insurance benefits that we believe are in line with industry practice for executive compensation. We do not provide perquisites such as personal travel reimbursement, tax services or financial planning.

☑	Reasonable Post-Employment and Change of Control Severance Arrangements. We believe that our severance arrangements with our executive officers are reasonable and in line with industry practice.

☑	Review Tally Sheets. We review tally sheets for our NEOs prior to making annual executive compensation decisions.

☑	Compensation Claw-Back Policy. We have implemented a claw-back policy which permits us to require reimbursement or cancellation of all or a portion of any performance-based cash awards or equity incentive payments to the extent based on financial results that are subsequently revised.

☑	Regular Review of Share Utilization for Equity Compensation. We regularly evaluate equity incentive plan share reserve pool utilization by reviewing overhang levels (the dilutive impact of equity compensation on stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

☑	Mitigate Undue Risk. We have designed our executive compensation program to mitigate undue risk associated with compensation by implementing the following: multiple performance targets and caps on potential payments of short-term incentive compensation (i.e. annual bonuses), awarding a substantial portion of executive compensation in the form of long-term compensation (i.e. stock options with multi-year vesting requirements), and compensation claw-back provisions.

☑	Utilize Independent Compensation Consulting Firm. The organization and compensation committee regularly consults with an independent compensation consulting firm which provides no other services to the Company. For more information on our independent compensation consultant, please see “Organization and Compensation Committee” under “Information About Our Board of Directors” above.

☑	Shareholder Outreach. We regularly meet with our shareholders to get feedback and discuss items of concern to them, including executive compensation. We describe shareholder outreach efforts on executive compensation in more detail below in the section titled “Role of Stockholder Say-on-Pay Votes.”

☒	No Stock Option Repricing. Our equity incentive plans prohibit us from repricing, exchanging or otherwise providing value for underwater stock options.

☒	Elimination of Excise Tax Gross-Ups on Change of Control Payments. On April 5, 2011, we amended our CIC Plan to eliminate any “gross up” payments for any excise taxes imposed on participants who became eligible to participate in the plan after January 1, 2010.

☒	No Full Value Equity Awards. We have not awarded “full value” restricted stock units to our NEOs during the last seven years. Stock options are our preferred form of long-term incentive compensation because we believe they are more performance based than other equity vehicles, with value delivered only if the stock price of our common shares appreciates following the stock option grant date.

☒	No Accelerated Vesting of Equity Awards on Termination. Whether one of our NEOs is terminated by the Company without cause or resigns for a good reason, our severance arrangements do not provide for accelerated vesting of outstanding equity awards (other than a qualifying termination after a change in control as provided in the CIC Plan).

☒	No Inclusion of the Value of Equity Awards in Severance Calculations. Our post-termination and change of control severance arrangements do not include the value of equity awards in annual compensation for purposes of determining cash severance amounts.

☒	No Fixed Employment Terms. We do not have employment contracts with our executive officers that provide for a guaranteed term of employment.

☒	No Funded Pension or Retirement Plans. We do not provide any guaranteed or funded retirement plan benefits other than a matching contribution up to $3,000 for 401(k) plan participation that we make available to all employees.

☒	No Hedging Transactions, Share Pledging, or Short Sales by Employees or Directors. Our security trading policy prohibits any employee or director from engaging in hedging transactions, short sales or trading in any derivative security of the Company. This policy also prohibits pledging our shares on margin.

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual advisory vote on our executive compensation program (referred to as a “say-on-pay vote”). At our annual meeting of stockholders held in June 2014, approximately 99% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Over the past two years, we have solicited feedback on our executive compensation program from a substantial majority of our major stockholders. In these discussions, management has reviewed peer group design, the performance-based equity standards, and our practice of taking into account capitalization adjusted peer company data.

The stockholders have provided consistent feedback supporting our executive pay program and this support was affirmed in 2014 with 99% approval of the management say-on-pay proposal in 2014. After considering the 2014 say-on-pay vote, the organization and compensation committee reaffirmed the design and elements of our executive compensation program and did not make any changes to our executive compensation program in response to the 2014 say-on-pay vote. The board of directors and organization and compensation committee will continue to consider the outcome of our say-on-pay proposals and direct stockholder feedback when making future compensation decisions for the NEOs.

Design and Elements of Our Compensation Program

The material elements of our current executive compensation programs for NEOs consist primarily of the following:

1.	Base Salary. Each NEO earned an annual base salary during 2014.

2.	Short-Term Incentive Compensation. Each NEO was eligible to earn an incentive cash compensation payment for the 2014 performance period based on a combination of the Company’s achievement of corporate performance objectives and their individual performance.

3.	Long-Term Incentive Compensation. Each NEO was awarded stock option grants during 2014 (two annual equity grants due to the grant timing transition in 2014), with 50% of each grant being subject to a rigorous and objective performance-based vesting condition as well as a time-based vesting schedule.

While we review peer group company data regarding the mix of current and long-term incentive compensation and between cash and non-cash compensation, we have not adopted any formal policies or guidelines for allocations among these various compensation elements. However, consistent with our pay for performance philosophy, we believe that a greater component of overall direct compensation for the NEOs relative to other employees should be performance-based; therefore, the table below shows the percentage of total direct compensation of the NEOs tied to Company and individual performance objectives or linked to the value of our stock price.

Impact of Transition	Performance- Based Pay
2014 Full Year (Transition with Two Annual Grants)	77% - 91%
2014 with February Grants Only	65% - 81%
2014 with December Grants Only	68% - 91%

As illustrated in the accompanying charts, in 2014, approximately 89% of total direct compensation to Mr. Robin was performance-based and not guaranteed (approximately 81% or 84% if only February or December grants are taken into consideration, respectively).

50% of the stock options granted to Mr. Robin in 2014 were contingent upon achievement of a performance-based milestone.

Use of Peer Company Data

We regularly review the compensation practices of our peer group companies identified below in response to the fast moving nature of the biotechnology industry, including merger and acquisition activity, and changes in product pipeline and business stage. In determining the appropriate peer companies, we consider the following factors: business model, business stage and complexity, therapeutic area similarity, status of the drug candidate pipeline, manufacturing activity (if any), technology platform, product focus and company size based on the number of employees, revenue and market capitalization. As a result of the Company having a combination of multiple drug candidates in diverse therapeutic areas (and, in the case of Amikacin Inhale and Cipro DPI, drug candidates based on different technologies), a mix of wholly-owned and partnered drug candidates, a technology platform with the potential to enable multiple drug candidates in future years, and a significant legacy proprietary manufacturing operation, it is very challenging to identify truly comparable companies. In September 2013, our organization and compensation committee reviewed the composition of our peer group, with the assistance of its outside compensation consultant, with the objective of more closely aligning the Company’s market capitalization and business model with that of the peer group. As a result of this review, Affymetrix, Inc., BioMarin Pharmaceutical, Inc., and Onyx Pharmaceuticals, Inc. were removed from the peer group. We also determined that we would replace them with the following companies that were generally smaller than the peers they were replacing: Arena Pharmaceuticals, Inc., ImmunoGen, Inc., Ironwood Pharmaceuticals, Inc., NPS

Pharmaceuticals, Inc. and Questcor Pharmaceuticals, Inc. The peer group of companies considered when determining 2014 compensation decisions consisted of the following companies:

Acorda Therapeutics, Inc. Alkermes, Inc. Arena Pharmaceuticals, Inc. Auxilium Pharmaceuticals Cubist Pharmaceutical Inc. Exelixis, Inc. ImmunoGen, Inc. Ironwood Pharmaceuticals, Inc.	Incyte Corporation Isis Pharmaceuticals, Inc. Jazz Pharmaceuticals, Inc. NPS Pharmaceuticals, Inc. Questcor Pharmaceuticals, Inc. Seattle Genetics Theravance United Therapeutics Corp. Viropharma, Inc.

In September 2014, the organization and compensation committee also undertook a review of peers, with the objective of further aligning the Company’s market capitalization and business model with that of the peer group to be used for the 2015 annual compensation decisions scheduled to be made in December 2015. This revised peer group was not used as part of the December 2014 compensation decisions. As a result of this review, the organization and compensation committee (i) removed Jazz Pharmaceuticals, Inc., United Therapeutics Corp., Exelexis Inc., and Theravance and (ii) added Ariad Pharmaceuticals, Inc., Alnylam Pharmaceuticals, Inc., Clovis Oncology, Inc., Halozyme Therapeutics, Inc., Infinity Pharmaceuticals, Inc., Medivation, Inc., Puma Biotechnology, Inc., Spectrum Pharmaceuticals, Inc., and Thereavance Biopharma, Inc. to the peer group. Viropharma and Auxilium Pharmaceuticals were also removed because they were acquired in 2014. The updated peer group of companies that we currently intend to use for 2015 compensation decisions consists of the following companies:

Acorda Therapeutics, Inc.

Alkermes, Inc.

Alnylam Pharmaceuticals, Inc.

Arena Pharmaceuticals, Inc.

Ariad Pharmaceuticals, Inc.

Clovis Oncology, Inc.

Cubist Pharmaceutical Inc.

Halozyme Therapeutics, Inc.

ImmunoGen, Inc.

Incyte Corporation

Infinity Pharmaceuticals, Inc.

Ironwood Pharmaceuticals, Inc.

Isis Pharmaceuticals, Inc.

Medivation, Inc.

NPS Pharmaceuticals, Inc.

Puma Biotechnology, Inc.

Questcor Pharmaceuticals, Inc.

Seattle Genetics

Spectrum Pharmaceuticals, Inc.

Theravance Biopharma, Inc.

Given that certain of our peer group companies have larger market capitalizations than the Company, we also review equity and total direct compensation data for our executives against the compensation for similarly situated executives with the peer companies with the data adjusted for differences in capitalization to help further inform our decision-making process. Although we reviewed and discussed the compensation data for the peer group companies to help inform executive compensation decisions, we do not set compensation at any specific level or percentile based solely on the peer group data. The peer group data is used by us as only one reference point taken into account in making compensation decisions. We do not use peer group or industry survey data as a standalone tool for setting compensation due to the unique aspects of our business and the need to attract and retain particular expert managers with unique experience, skills and other individual facts and circumstances. However, we generally believe that reviewing and analyzing this information is an important component of our executive compensation decision-making process.

Base Salary

Base salary is the initial building block of compensation for the NEOs because it provides the executives with a specified minimum level of cash compensation which we believe is important to attract and retain executives. We determine base salary by considering competitive pay practices, cost of labor and compensation trends, individual performance and promotions, level and scope of responsibility, experience and internal pay equity. However, we do not use a formula or assign a particular weight to any one factor. Rather, the determination of base salary levels is subjective, and we set base salaries that we believe are reasonably competitive. In February 2014, we reviewed the base salaries of the NEOs and increased them by 3.5% to 4.5%. We considered a number of factors in determining Dr. Gergel’s initial base salary as part of his new hire compensation package, including peer group company data for similar executive roles, the compensation he received at his prior employer, internal pay equity, as well as our evaluation of his relevant skills and experience and the competitive nature of the market for such skills and experience. The base salary earned by each NEO during 2014 is reported below in the Summary Compensation Table.

Short-Term Incentive Compensation

Incentive Compensation Policy. We believe that our short-term incentive compensation program (“Incentive Compensation Policy”) for the NEOs rewards the achievement of important short-term objectives that advance us toward our long-term strategic objectives. Our Incentive Compensation Policy applies to all employees and all executive officers other than Mr. Robin, who is subject to his own separate annual performance-based bonus compensation arrangement with a combination of corporate and personal objectives established and evaluated by the organization and compensation committee. However, Mr. Robin’s bonus arrangement for 2014 was based on substantially the same corporate objectives that we established under the Incentive Compensation Policy. Consistent with our compensation philosophy of paying for performance and maintaining a flexible approach, we use the Incentive Compensation Policy to incent the NEOs to achieve important corporate goals while at the same time encouraging and rewarding excellent individual performance by recognizing and rewarding differences in performance between individual executives.

Plan Design. The board of directors establishes a small number of important annual corporate goals each year that include clinical development, research, manufacturing, organizational and financial goals which we believe are essential to building long-term stockholder value and are used to assess annual corporate performance. The relative weightings of these corporate goals are based upon our assessment of the importance of each goal in creating long-term value for the Company and our stockholders. If we achieve the target level of performance for all of the stated goals, the overall corporate performance rating should be approximately 100%. We endeavor to select corporate goals that, if met by management, represent significant levels of annual achievement, although we believe the long-term nature of our drug development business does not lend itself to over-weighting the importance of annual goals. Following the conclusion of the annual performance period, the level of achievement for each corporate goal is assessed by the board of directors. The board determines whether each corporate goal has been met, exceeded, or not satisfied. In addition, in assessing corporate performance, the determination of corporate performance may be adjusted upward or down-ward as deemed appropriate to factor in other significant corporate events, either negative or positive, that occurred during the performance period. After taking into account the level of attainment of each corporate goal and such other corporate performance factors as the board may determine appropriate in reviewing performance for a particular year, the board of directors assigns an overall corporate performance rating for the year, which may range from 0% to 200%. The organization and compensation committee then confirms the corporate performance rating for purposes of the Incentive Compensation Policy. The total available bonus pool under the Incentive Compensation Policy is determined by multiplying the corporate performance rating by the aggregate target bonus of all eligible participants which includes nearly all of the Company’s full-time employees. The aggregate of all individual bonuses awarded under the policy cannot exceed the total available bonus pool so that the total cost of bonuses ultimately reflects our assessment of overall performance and is not inflated by the sum of individual performance ratings. Mr. Robin does not participate in the final selection of the corporate goals or determining the corporate performance rating.

After the corporate performance rating is determined, the individual performance of each NEO is reviewed by the organization and compensation committee in consultation with Mr. Robin (other than his own performance) in order to determine the appropriate individual performance percentage rating to be assigned to the executive for the performance period. Mr. Robin’s individual performance is separately reviewed by the organization and compensation committee. Each NEO’s actual annual bonus is based on a combination of the corporate performance rating and his or her individual performance. The Incentive Compensation Policy does not provide for a specific allocation or weighting of between corporate and individual performance. The actual annual bonus awarded for each NEO is determined by us in our sole discretion, and the maximum payout for each NEO, including Mr. Robin, could be up to 200% of his or her annual performance-based compensation target (or, by the same token, an individual executive’s award could be reduced to 0% based on individual performance regardless of the corporate performance rating).

Target Annual Short-Term Incentive Compensation for 2014. The NEOs were each assigned a target annual incentive for 2014 ranging from 50% to 75% of base salary, which remained unchanged from the levels established in 2013 for our continuing NEOs. We considered a number of factors in determining Dr. Gergel’s initial target annual incentive as part of his new hire compensation package, including peer group company data for similar executive roles, the compensation he received at his prior employer, internal pay equity, as well as our evaluation of his relevant skills and experience and the competitive nature of the market for such skills and experience. The table below shows the target annual incentive assigned by us to each NEO for 2014 both as a dollar amount and as a percentage of base salary.

Name	Target Annual Incentive for 2014 ($)		Target Annual Incentive for 2014 (% of Base Salary)
Howard W. Robin	646,826		75%
John Nicholson	272,000		50%
Stephen K. Doberstein, Ph.D.	239,500		50%
Ivan P. Gergel, M.D.	175,000	(1)	50%
Gil M. Labrucherie	264,000		50%

(1)	Dr. Gergel’s 2014 target annual incentive was pro-rated based on his employment start date of May 19, 2014.

Company Performance Objectives. The 2014 corporate objectives and relative weightings assigned to each objective were as follows:

1.	A regulatory objective of achieving FDA approval of MOVANTIK™ (naloxegol) with certain minimum labeling requirements (25%).

2.	A clinical development objective related to the Phase 3 BEACON (NKTR-102) etirinotecan pegol study (15%).

3.	A clinical development objective related to the NKTR-181 Phase 3 clinical study design (15%).

4.	A clinical development objective related to NKTR-171 (10%).

5.	A research objective related to advancing investigational new drug (“IND”) enabling work (toxicology studies) for certain pre-specified pain drug candidates (5%).

6.	A research objective to advance multiple molecules into development candidate status (5%).

7.	A manufacturing and supply objective related to the Phase 3 clinical studies for BAY41-6551 (Inhaled Amikacin Solution formally known as NKTR-061) (5%).

8.	A manufacturing objective related to CMC regulatory goals for NKTR-102 (5%).

9.	A business development objective to complete a new transaction meeting certain strategic criteria (5%).

10.	A financial objective for year-end cash position of $225 million (10%).

These performance objectives served as the corporate performance objectives under the Company’s Incentive Compensation Policy and were also used as one data point for purposes of the organization and compensation committee determining Mr. Robin’s 2014 cash bonus. The 2014 corporate objectives were weighted at 100% allocated as follows: 75% to research and development, 10% to manufacturing, and 15% to financial objectives. This weighting of objectives is a reflection of our long-term focus as a drug development company with the goal of building a broad, robust and diverse pipeline of proprietary drug candidates. We believe this mix of corporate goals was not only an appropriate measure of achievement in 2014, but also represents objectives important to building the long-term foundation of our business. A corporate performance rating in excess of 100% can only be achieved if the board of directors determines that the goal achievement for one or many of the goals substantially and qualitatively exceeded the target metrics, or the board uses its discretion to factor in other significantly positive corporate events that occurred during the performance period. The maximum potential corporate performance rating is 200%.

Actual Annual Incentives Earned for 2014

Management prepared a report on status of achievement of the 2014 corporate objectives that was reviewed by the board of directors. The board of directors determined that seven of the corporate goals identified above were met (including the financial objective), one goal was not met, one was partially met, and one was exceeded resulting in a 95% aggregate quantitative achievement. The board of directors also recognized certain accomplishments directly related to management efforts including the positive FDA advisory committee vote for MOVANTIK™ that resulted in a $35 million milestone bonus and extinguishment of a $70 million contingent liability and the FDA and EC approval of naloxegol which is the first oral pegylated small molecule medicine to be approved by health authorities. In recognition of these accomplishments, the board concluded a discretionary upward adjustment of 18% was warranted resulting in a corporate performance rating of 112% for 2014.

The organization and compensation committee, in consultation with Mr. Robin, determined an individual performance rating for each of the NEOs excluding Mr. Robin, whose performance is determined independently by the organization and compensation committee without his participation. Consistent with standards used to determine annual incentive awards for all employees and our objective to tie pay to performance, the NEOs are eligible to earn annual bonus awards that exceed the corporate performance rating if their rating is “exceptional” and “exceeds expectations.” Employees with ratings of “solid performer”, “needs improvement” and “does not meet expectations” received awards below the corporate performance rating level, and in some cases they received bonuses significantly below that level or no bonus award at all.

We considered a number of performance factors in determining each executive’s performance rating and associated annual incentive awards, including specific accomplishments of each NEO, the effectiveness of leadership within the NEO’s functional area, the level of his contributions to the achievement of the corporate objectives, the achievement of certain outcomes that were not corporate objectives but nonetheless important projects at the Company, and the ability to effectively work with other members of the management team. Although the NEO bonus awards were higher than the 112% corporate performance rating, these bonus awards were substantially consistent with the bonus awards made to participants in the Incentive Compensation Policy who achieved a similar individual performance rating. The table below includes the actual 2014 bonuses, as a percentage of the target bonus, that we awarded the NEOs for 2014.

Name	Actual Bonus as a Percentage of Target Bonus for Entire 2014 Year (%)
Howard W. Robin	175%
John Nicholson	150%
Stephen K. Doberstein, Ph.D.	130%
Ivan P. Gergel, M.D.(1)	130%
Gil M. Labrucherie	150%

(1)	Dr. Gergel’s 2014 target annual incentive was pro-rated based on his employment start date of May 19, 2014. The percentage shown is a percentage of the pro-rated target bonus (75.8% of the full-year target bonus).

The amounts of each NEO’s bonuses for the 2014 fiscal year are reported in the Summary Compensation Table.

Long-Term Incentive Compensation: Equity Awards

Overview. In accordance with our objective of aligning executive compensation with our stockholders’ interests, our current long-term incentive program for the NEOs generally consists of one annual award of equity compensation that is typically subject to a multi-year vesting schedule. We believe that equity compensation is a very effective tool to align the interests of our NEOs, who have significant responsibility for driving our success, with the interests of our stockholders. Stock options are our preferred form of long-term incentive compensation because we believe they are inherently performance-based with value delivered only if the price of our common shares appreciates following the grant. As discussed above, in 2014, we transitioned from a February annual grant schedule to a December annual grant schedule. Under the SEC executive compensation disclosure rules, the February annual grant and the December annual grant are both reported as 2014 compensation even though the February 2014 grant was viewed by the organization and compensation as compensation for 2013 performance and the December 2014 grant was viewed as compensation for 2014 performance.

Performance-Based Equity Compensation Program. In 2012, we established a performance-based stock option award program for our executive officers. Under this program, 50% of the annual merit stock options granted to our executive officers each year have been made in the form of performance-based stock option awards that vest based on the standard four-year monthly vesting schedule plus a separate performance condition that must also be achieved before the executive officer is permitted to exercise the performance-based stock option. The performance condition will be met only if, within five years from the grant date, the Company or one of its collaboration partners files a new drug application or biologics license application with the FDA (or the equivalent new drug registration with the European Medicines Agency) for any “Proprietary Company Program” which includes any drug candidate that is wholly-owned by the Company (e.g. NKTR-102 or NKTR-181) or where the Company is entitled to an average royalty interest equal to or greater than 7.5% of net sales. In setting this performance hurdle, the organization and compensation committee believed it would be challenging to achieve and, if achieved, would help create long-term stockholder value. For example, this performance condition has only been achieved three times in the history of the Company. The remaining 50% of the stock option grants awarded to our executive officers in each year are subject to our standard time-based vesting requirements. At this point in the Company’s evolution as a drug development company, we believe that the advancement of the late stage drug candidate pipeline remains critical to potential future stockholder value creation. As such, the performance condition for our 2014 performance-based stock option awards is also based on a future regulatory approval filing with the FDA or EMA for a Proprietary Company Program.

Actual Long-Term Incentives Awarded. The NEOs received an annual equity award in February 2014 in connection with the 2013 annual performance review. Our view is that the equity awards granted in February 2014 primarily represent compensation earned for performance during the preceding year, even though SEC proxy rules require that the grant date fair value be included as compensation in the annual period in which the equity grant is awarded (i.e. 2014 instead of 2013 which is differs from the way annual cash bonus awards are categorized even though both compensation awards are made on the same day). Our independent compensation consultant provided data that indicated that the grant date value of the stock options granted to Mr. Robin in February 2014 were approximately at the 24th percentile against the unadjusted median for chief executive officers of our peer group and slightly below the median of our peer group after adjusting for market capitalization as described below.

In June 2014, the organization and compensation committee determined to make the annual merit date effective January 1 to make the process consistent with the fiscal and other planning cycles, and to enable management to start the year with clear focus on objectives and initiate goal setting in January rather than the end of the first quarter. Further, since equity compensation is the largest part of our NEOs’ annual compensation, granting awards at the end of the year allowed more timely consideration of stockholders’ “say-on-pay” feedback and by changing the timing of equity award grants to near the end of the fiscal year, the equity award amounts are more closely aligned with performance for the fiscal year in which the awards are granted and with the feedback provided by stockholders through the advisory vote. As a result, the organization and compensation committee moved up the compensation recommendations related to the 2014 year, including equity grants, to December 2014 (i.e., before fiscal year-end) so that the awards would correspond more closely with our year-end performance review process. Therefore, a second annual grant was made in December 2014 relating to the 2014 annual performance review process. Our independent compensation consultant provided data that indicated that the grant date value of the stock options granted to Mr. Robin in December 2014 approximated the 45th percentile of the unadjusted median for chief executive officers of our peer group and were slightly below median of our peer group after adjusting for capitalization as described above.

In determining the grant levels for these awards, we consider a number of factors including an assessment of individual performance, competitive market practices, the number of unvested stock options held by the executive and average exercise price (i.e. the retention value) of these options, the individual’s overall contributions, and stockholder dilution. However, we do not use a formula or assign a particular weight to any one factor in determining equity award levels. Rather, the determination of equity grant levels is subjective, and the organization and compensation committee awards equity grants at levels it believes in its judgment are reasonably competitive and consistent with our philosophy that a substantial portion of our executives’ compensation should be performance-based and help to further link the interests of our executives with those of our stockholders. These annual stock option awards vest monthly over a period of four years and thus provide a retention incentive for the executive as well as an additional incentive to help create value for our stockholders.

We also granted a stock option award to Dr. Gergel in connection with his hiring in May 2014. We determined the size of Dr. Gergel’s stock option grant during the process of negotiating his overall compensation package and creating a sufficient long-term incentive package to secure his skills and experience in building and managing development organizations. Consistent with market practice, the size of the new hire stock option grant is larger than the anticipated annual award levels. This initial new hire stock option grant vests over four years with 25% of the stock option vesting on the one year anniversary of Dr. Gergel’s employment start date and the remainder vesting monthly over the following three years.

The number of shares of common stock subject to stock options granted to each NEO during 2014 and the grant-date fair value of these equity awards is presented in the Grants of Plan Based Awards in 2014 table below. A description of the material terms of the 2014 stock option awards is presented in the narrative section following that table.

Severance and Change of Control Benefits

If the employment of an NEO is terminated by us without cause or by the executive for a designated good reason outside of the context of a change of control transaction, the executive would be entitled to severance benefits under the executive’s agreements with the Company. These severance benefits include a cash severance payment based on the executive’s then current base salary and the amount of his or her target annual incentive bonus, payment of COBRA premiums for one year, and an additional 12 month period to exercise vested options (an 18 month period for Mr. Robin). In order to attract and retain these NEOs in a competitive environment for highly skilled senior executive talent in the biotechnology and pharmaceutical industry and to provide an incentive to obtain a broad release of claims in favor of the Company, we determined it was necessary to offer each of them severance benefits in the case of a termination without cause or constructive termination outside the context of a change of control transaction. Many of our peer companies provide severance benefits for similar types of terminations of employment, and we believe that it is important for us to offer these severance benefits in order to continue to provide a competitive total compensation program. These NEOs would also be entitled to certain termination benefits upon a termination of employment because of death or disability.

We also maintain a Change of Control Severance Benefit Plan (the “CIC Plan”) that provides the NEOs with certain severance benefits if their employment is terminated in connection with a change of control. The CIC Plan was originally established in 2006, and no amendments have been made to the plan since that time that would increase the severance benefits available under the CIC Plan. Severance benefits under the CIC Plan are structured on a “double-trigger” basis, meaning that the executive must experience a termination without cause or resign for a specifically defined good reason in connection with the change of control in order for severance benefits to become payable under the CIC Plan. Like the severance benefits under the letter agreements, we believe that these change of control severance benefits are an important element of a competitive total compensation program. Additionally, we believe that providing change of control benefits should eliminate, or at least reduce, any reluctance of our NEOs and other key employees covered by the CIC Plan to diligently consider and pursue potential change of control opportunities that may be in the best interests of our stockholders. At the same time, by providing change of control benefits only upon the occurrence of an additional triggering event occurring in connection with the change of control transaction resulting in a job loss, we believe that this CIC Plan helps preserve the value of our key personnel for any potential acquiring company.

Under the CIC Plan, the executive would be entitled to accelerated equity award vesting upon a termination described above. The other severance benefits under the CIC Plan are generally similar to the severance benefits described above; however Mr. Robin’s cash severance would cover the two-year period following termination and Company-paid COBRA coverage would be eighteen months. Outplacement services received within twelve months following separation, up to a maximum of $5,000, are provided to all participants. In addition, each of the NEOs would be entitled to full equity vesting and, except for Drs. Doberstein and Gergel, a “gross up” payment for any excise taxes imposed under Section 4999 of the Internal Revenue Code once a 10% cutback threshold is exceeded. The excise tax gross-up was included in the CIC Plan as originally adopted in 2006 to make the participants whole for any adverse tax consequences to which they may become subject under Section 4999 of the Internal Revenue Code and to avoid unintended differences in net severance based on individual factors like the date of hire and past option exercise decisions, which preserves the level of change of control severance protections that we have determined to be appropriate. At the time the CIC Plan was established, we believed this excise tax gross-up protection was a reasonable part of a competitive total compensation package and generally consistent with industry practice at the time. On April 5, 2011, the board of directors amended the CIC Plan to eliminate any “gross up” payments for any excise taxes imposed under Section 4999 of the Internal Revenue Code for participants who became eligible to participate in the CIC Plan on or after January 1, 2010. The board of directors decided to eliminate this tax gross-up provision under the plan for new participants based on its review of current industry practices.

The “Potential Payments Upon Termination or Change of Control” section below describes and quantifies the severance and other benefits potentially payable to the NEOs.

Other Benefits

We believe that establishing competitive benefit packages for employees is an important factor in attracting and retaining highly-qualified personnel, including the NEOs. The NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability insurance, commuting benefits, employee stock purchase plan and the 401(k) plan, in each case generally on the same basis as other employees. We do not offer a tax-qualified defined-benefit pension plan or any non-qualified defined benefit retirement plans, nor do we provide material perquisites to our executives.

Section 162(m) Policy

Section 162(m) of the U.S. Internal Revenue Code limits our deduction for federal income tax purposes to $1 million of compensation paid to certain NEOs in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). While we consider the compensation limits of Section 162(m) when designing our executive compensation programs, we reserve discretion to grant compensation that may not be deductible under the Section 162(m) limits in situations where we have determined the compensation to be appropriate to satisfy our compensation and other objectives. We intend to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner we believe is consistent with the best interests of our Company and stockholders.

COMPENSATION COMMITTEE REPORT

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.

The organization and compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and in our 2014 proxy statement. This report is provided by the following independent directors, who currently comprise the committee:

Lutz Lingnau—Chairman

R. Scott Greer

Joseph J. Krivulka

Christopher A. Kuebler

SUMMARY COMPENSATION TABLE—FISCAL 2012-2014

The following table shows, for the fiscal year ended December 31, 2014, compensation awarded to or earned by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2014 (the “NEOs”). To the extent any NEOs were also named executive officers for the fiscal years ended December 31, 2013 or December 31, 2012, compensation information for our 2013 and 2012 fiscal years is also presented for such executives. As discussed above, in 2014 the Company moved the timing of its annual equity grant from February to December. The effect of this one-time change in grant timing is that two annual grants were awarded in fiscal 2014. The Company views the two annual grants in 2014 as discrete annual grants relating to two separate annual performance periods in 2013 and 2014, rather than as a combined basket of equity compensation for 2014. If only the value of the February 2014 stock option grant were included, Mr. Robin’s total compensation would have been $4,692,587, and if only the value of his December 2014 stock option grant were included, Mr. Robin’s total compensation would have been $5,350,622.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($)(1)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($) (i)		Total ($) (j)
Howard W. Robin	2014	860,004	—	—	6,022,755	1,131,945	18,279	(4)	8,032,982
President and Chief Executive Officer	2013	831,247	—	—	2,067,165	656,200	15,039		3,569,652
	2012	807,196	500	—	1,510,160	910,125	14,351		3,242,332

John Nicholson	2014	542,458	—	—	2,342,183	408,000	12,854	(5)	3,305,495
Senior Vice President and Chief Financial Officer	2013	524,264	—	—	849,835	276,000	12,112		1,662,210
	2012	509,529	500	—	377,540	357,000	12,225		1,256,794

Stephen K. Doberstein	2014	477,583	—	—	1,338,390	311,350	11,804	(6)	2,139,128
Senior Vice President and Chief Scientific Officer	2013	459,722	—	—	459,370	231,000	9,513		1,159,605
	2012	433,605	—	—	377,540	260,000	9,613		1,080,758

Ivan P. Gergel(7)	2014	372,728	—	—	3,610,890	227,500	2,133	(8)	4,213,251
Senior Vice President and Chief Medical Officer

Gil M. Labrucherie	2014	526,125	—	—	2,312,379	396,000	8,354	(9)	3,242,858
Senior Vice President and General Counsel	2013	504,195	—	—	689,055	278,000	7,238		1,478,488
	2012	488,270	—	—	566,310	330,000	6,503		1,391,083

(1)	Amounts reported represent the aggregate grant date fair value of awards granted in the applicable year computed in accordance with FASB ASC Topic 718, which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to (i) Note 11 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and (ii) similar footnotes to our audited financial statements in our annual reports on Form 10-K for prior years when the awards were granted.

As noted in the Compensation Discussion and Analysis above, certain options granted to the NEOs in 2012, 2013 and 2014 were performance-based and vest only to the extent a specified performance-based vesting condition is satisfied during the performance period. If the performance-based vesting condition is satisfied, then the performance-based stock options also remain subject to time-based vesting requirements. The amounts reported in the “Option Awards” column of the table for 2012, 2013 and 2014 above include the grant date fair value of these performance-based stock options based on the probable outcome (determined as of the grant date in accordance with applicable accounting rules) of the performance-based conditions applicable to the awards. The probable grant date fair value for these awards was determined assuming that the underlying performance-based vesting condition would be achieved.

(2)	Amounts reported for 2014 include grants related to the 2013 performance year awarded in February 2014 for Messrs. Robin, Nicholson, Doberstein and Labrucherie; grants related to the 2014 performance year awarded in December 2014 for all NEOs; and new-hire grants awarded in May 2014 to Dr. Gergel.
(3)	Amounts reported for 2012, 2013 and 2014 represent amounts earned under the Incentive Compensation Policy for that year or, for Mr. Robin, under his amended and restated offer letter effective as of December 1, 2008. As noted in the “Compensation Discussion and Analysis” above, Mr. Robin’s annual bonus opportunity for 2014 was similar in structure to the bonus opportunities for the other NEOs under the Incentive Compensation Policy.
(4)	Includes (i) life insurance premiums of $13,851, (ii) a $3,000 contribution to the Company’s 401(k) plan, and (iii) $1,428 for parking.
(5)	Includes (i) life insurance premiums of $9,854, and (ii) a $3,000 contribution to the Company’s 401(k) plan.
(6)	Includes (i) life insurance premiums of $6,042, (ii) a $3,000 contribution to the Company’s 401(k), (iii) $2,462 for parking and $50 for a tax gross up on parking, and (iv) a $250 public transit match.
(7)	Dr. Gergel’s first day of employment with the Company was May 19, 2014.
(8)	Includes life insurance premiums of $2,133.
(9)	Includes (i) life insurance premiums of $1,590, (ii) a $3,000 contribution to the Company’s 401(k), (iii) $2,885 for parking and $114 for a tax gross up on parking, (iv) a $600 public transit match, and (v) a $165 public transit pass.

Description of Employment Agreements

Each of the NEOs has entered into our standard form of employment agreement and an offer letter or letter agreement. The form of employment agreement provides for protective covenants with respect to confidential information, intellectual property and assignment of inventions and also sets forth other standard terms and conditions of employment. The offer letter entered into by Messrs. Robin, Nicholson, and Drs. Doberstein and Gergel provide for a minimum base salary and target annual short-term incentive compensation amounts, as well as other additional terms and conditions of employment. Each of these letters specifies an initial base salary that may be increased in our discretion, but which may not be decreased. The base salary level as of 31 December, 2014 for Mr. Robin was $862,434, for Mr. Nicholson was $544,000 and for Dr. Doberstein was $479,000 and for Dr. Gergel was $600,000. Under the offer letter agreements, Mr. Robin’s annual target bonus is 65%, but has since been increased to 75% of his base salary, and the minimum target bonus levels for Mr. Nicholson and Drs. Doberstein and Gergel is 50% of the executive’s base salary. The offer letter agreements do not provide for any minimum or guaranteed term of employment.

The letter agreements entered into by each of the NEOs establish the compensation arrangements following separation from us under certain circumstances. Please see “Potential Payments upon Termination or Change in Control” below for more information on these separation arrangements.

GRANTS OF PLAN BASED AWARDS IN 2014

The following table shows, for the fiscal year ended December 31, 2014, certain information regarding grants of plan-based awards to the NEOs.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(3) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Howard W. Robin
Annual Incentive Award	N/A	—	646,826	1,293,652
Stock Options	2/5/2014								225,000	12.43	1,341,180
Stock Options	2/5/2014				—	225,000	—			12.43	1,341,180
Stock Options	12/9/2014								225,000	16.305	1,670,198
Stock Options	12/9/2014				—	225,000	—			16.305	1,670,198

John Nicholson
Annual Incentive Award	N/A	—	272,000	544,000
Stock Options	2/5/2014								87,500	12.43	521,570
Stock Options	2/5/2014				—	87,500	—			12.43	521,570
Stock Options	12/9/2014								87,500	16.305	649,521
Stock Options	12/9/2014				—	87,500	—			16.305	649,521

Stephen K. Doberstein, Ph.D.
Annual Incentive Award	N/A	—	239,500	479,000
Stock Options	2/5/2014								50,000	12.43	298,040
Stock Options	2/5/2014				—	50,000	—			12.43	298,040
Stock Options	12/9/2014								50,000	16.305	371,155
Stock Options	12/9/2014				—	50,000	—			16.305	371,155

Ivan P. Gergel, M.D.(5)
Annual Incentive Award	N/A	—	175,000	350,000
Stock Options	5/19/2014								36,248	11.035	189,055
Stock Options	5/19/2014								513,752	11.035	2,679,525
Stock Options	12/9/2014								50,000	16.305	371,155
Stock Options	12/9/2014				—	50,000	—			16.305	371,155

Gil M. Labrucherie
Annual Incentive Award	N/A	—	264,000	528,000
Stock Options	2/5/2014								85,000	12.43	506,668
Stock Options	2/5/2014				—	85,000	—			12.43	506,668
Stock Options	12/9/2014								87,500	16.305	649,521
Stock Options	12/9/2014				—	87,500	—			16.305	649,521

(1)	Amounts reported represent the potential short-term incentive compensation amounts payable for our 2014 fiscal year under our Incentive Compensation Policy (or for Mr. Robin, the potential amounts payable under his offer letter). The amounts reported represent each NEO’s target and maximum possible payments for the entire 2014 calendar year Because actual payments to the NEOs could range from 0% to 200% of their target bonus, no threshold payment amount has been established for the NEOs. The actual short-term incentive bonus amount earned by each NEO for 2014 is reported in Column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table above.
(2)	These grants are subject to both a 4-year time-based vesting requirement and the achievement of specified performance criteria.
(3)	These grants are subject to a 4-year time-based vesting requirement.
(4)	Refer to Note 11 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2014 for the relevant assumptions used to determine the grant date fair value of the stock options granted during 2014. The amounts reflected in this column for stock options granted during 2014 that are subject to performance-based vesting conditions represent the grant date fair value of these awards based on the probable outcome (determined as of the grant date in accordance with applicable accounting rules) of the performance-based conditions applicable to the awards.
(5)	Dr. Gergel’s Target Annual Incentive Award opportunity for 2014 of $300,000 was pro-rated based on his employment start date of May 19, 2014.

Description of Plan-Based Awards

Stock Options. Each stock option granted to the NEOs during 2014 may be exercised to purchase the designated number of shares of our common stock at an exercise price equal to the closing price of the underlying common stock on the grant date. During 2014, the NEOs were granted only non-qualified stock options, except for a portion of Dr. Gergel’s new hire grant which was incentive stock options. Each NEO’s stock option award granted in 2014 has a maximum term of eight years and is subject to a vesting schedule that requires the executive’s continued service through the vesting date. For the stock option awards granted to NEOs in February 2014 as part of the annual performance and compensation review for 2013, and in December 2014 as part of the annual performance and compensation review process for 2014, 50% of the options granted will vest and become exercisable on a monthly pro-rata basis over a four-year period following the grant date, and 50% of the options granted will vest and become exercisable after achievement of specified performance criteria described further below as well as also being subject to vesting on a monthly pro-rata basis over a four-year period following the grant date. Stock option awards granted to Dr. Gergel during 2014 in connection with his hire also generally vest and become exercisable on a monthly pro-rata basis over a four-year period; however the first 25% of the shares subject to the stock option “cliff vests” on the first anniversary of the grant date and the remaining shares subject to the stock option vests in substantially equal monthly installments over the following three years.

Under our performance-based stock option award program for our executive officers, 50% of the stock options granted to our executive officers in February 2014 and December 2014 were made in the form of performance-based stock option awards that vest based on the standard four-year monthly time-based vesting plus a separate performance condition that must also be achieved before the executive officer is permitted to exercise the performance-based stock option. The performance condition will be met only if within five years from the grant date, the Company or one of its collaboration partners files a new drug application or biologics license application with the FDA (or the equivalent new drug registration with the EMA) for any “Proprietary Company Program” which is defined to include any drug candidate that is wholly-owned by the Company (e.g. NKTR-102 or NKTR-181) or where the Company is entitled to an average royalty interest equal to or greater than 7.5% of net sales. In January 2015, the FDA accepted the BLA for Baxter’s BAX855. This regulatory filing acceptance met the performance condition for the 2014 performance equity grants, which are now only subject to the standard four-year monthly vesting schedule from the date of grant.

Any stock options that are unvested upon an NEO’s termination of continuous employment or services will be forfeited without any value, unless the termination of continuous service is a result of death, in which event, subject to any restrictions in the stock option agreement or equity incentive plan, the option would become fully vested and exercisable as of the date of termination. For Messrs. Robin, Nicholson and Drs. Doberstein and Gergel, in accordance with their letter agreements if any stock options that are unvested upon a termination of continuous employment as a result of a disability, 50% of the unvested options would become fully vested and exercisable as of the date of termination. In accordance with the letter agreements for the NEOs described above, any stock options that are vested upon termination of continuous service by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan) will generally remain outstanding and exercisable for 12 months following termination (18 months for Mr. Robin). This exercise period is also 12 months if the termination of employment or continuous services is because of disability and is 18 months if the termination is a result of death. We also have the discretion to extend the applicable exercise period in connection with other terminations of employment. Any vested options that are not exercised within the applicable post-termination of employment exercise period will terminate.

Under the terms of the 2012 Equity Incentive Plan, if there is a change in control of the Company, outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the organization and compensation committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, outstanding awards held by our NEOs may vest, upon certain terminations of the NEO’s employment without cause or for a good reason resignation in connection with a change of control and in connection with terminations of employment resulting from disability or death. Please see the “Potential Payments Upon Termination or Change of Control” section below for a description of the vesting that may occur in such circumstances.

Each NEO’s stock option award was granted under, and is subject to the terms of, the 2012 Equity Incentive Plan. The plans are administered by the organization and compensation committee, and this committee has the ability to interpret and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding stock options to reflect certain corporate transactions and making provision to ensure that participants satisfy any required withholding taxes.

The NEOs are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of an NEO upon his death.

Short-Term Incentive Compensation. All of the NEOs were eligible to earn a short-term incentive compensation payment under the Incentive Compensation Policy or, for Mr. Robin, under an arrangement that mirrors the Incentive Compensation Policy. These opportunities are reflected in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the table above. Please see “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Short-Term Incentive Compensation” for a description of the material terms of the Incentive Compensation Policy and Mr. Robin’s related short-term incentive compensation arrangement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2014

The following table includes certain information with respect to the value of all unexercised options previously awarded to the NEOs as of December 31, 2014.

		Option Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (e)		Option Exercise Price ($) (f)	Option Expiration Date (2) (g)
Howard W. Robin	12/21/2007	350,000	0				6.98	12/20/2015
	2/25/2008	400,000	0				6.46	2/24/2016
	2/23/2009	525,000	0				4.65	2/22/2017
	2/1/2010	500,000	0				11.34	1/31/2018
	2/8/2011	287,500	12,500	(4)			10.69	2/7/2019
	2/8/2012	141,666	58,334	(4)			7.21	2/7/2020
	2/8/2012	141,666	58,334	(5)			7.21	2/7/2020
	2/6/2013	103,125	121,875	(4)			8.80	2/5/2021
	2/6/2013	103,125	121,875	(5)			8.80	2/5/2021
	2/5/2014	46,875	178,125	(4)			12.43	2/4/2022
	2/5/2014	0			225,000	(5)	12.43	2/4/2022
	12/9/2014	0	225,000	(4)			16.305	12/8/2022
	12/9/2014	0			225,000	(5)	16.305	12/8/2022

John Nicholson	10/2/2007	45,092	0				8.87	10/1/2015
	10/2/2007	154,908	0				8.87	10/1/2015
	12/21/2007	100,000	0				6.98	12/20/2015
	2/25/2008	85,000	0				6.46	2/24/2016
	2/23/2009	120,000	0				4.65	2/22/2017
	6/10/2009	150,000	0				6.34	6/9/2017
	11/18/2009	25,000	0				9.24	11/17/2017
	2/1/2010	120,000	0				11.34	2/1/2018
	2/8/2011	60,375	2,625	(4)			10.69	2/7/2019
	2/8/2012	35,416	14,584	(4)			7.21	2/7/2020
	2/8/2012	35,416	14,584	(5)			7.21	2/7/2020
	2/6/2013	42,395	50,105	(4)			8.80	2/5/2021
	2/6/2013	42,395	50,105	(5)			8.80	2/5/2021
	2/5/2014	18,229	69,271	(4)			12.43	2/4/2022
	2/5/2014	0			87,500	(5)	12.43	2/4/2022
	12/9/2014	0	87,500	(4)			16.305	12/8/2022
	12/9/2014	0			87,500	(5)	16.305	12/8/2022

Stephen K. Doberstein, Ph.D.	1/6/2010	540,000	0				9.53	1/5/2018
	2/8/2011	57,500	2,500	(4)			10.69	2/7/2019
	2/8/2012	35,416	14,584	(4)			7.21	2/7/2020
	2/8/2012	35,416	14,584	(5)			7.21	2/7/2020
	2/6/2013	22,916	27,084	(4)			8.80	2/5/2021
	2/6/2013	22,916	27,084	(5)			8.80	2/5/2021
	2/5/2014	10,416	39,584	(4)			12.43	2/4/2022
	2/5/2014	0			50,000	(5)	12.43	2/4/2022
	12/9/2014	0	50,000	(4)			16.305	12/8/2022
	12/9/2014	0			50,000	(5)	16.305	12/8/2022

Ivan P. Gergel, M.D.	5/19/2014	0	36,248	(3)			11.035	5/18/22
	5/19/2014	0	513,752	(3)			11.035	5/18/22
	12/9/2014	0	50,000	(4)			16.305	12/8/2022
	12/9/2014	0			50,000	(5)	16.305	12/8/2022

		Option Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (e)		Option Exercise Price ($) (f)	Option Expiration Date (2) (g)
Gil M. Labrucherie	12/21/2007	200,000	0				6.98	12/20/2015
	2/25/2008	70,000	0				6.46	2/24/2016
	6/10/2009	175,000	0				6.34	6/9/2017
	11/18/2009	25,000	0				9.24	11/17/2017
	2/1/2010	120,000	0				11.34	1/31/2018
	2/8/2011	86,250	3,750	(4)			10.69	2/7/2019
	2/8/2012	53,125	21,875	(4)			7.21	2/7/2020
	2/8/2012	53,125	21,875	(5)			7.21	2/7/2020
	2/6/2013	34,375	40,625	(4)			8.80	2/5/2021
	2/6/2013	34,375	40,625	(5)			8.80	2/5/2021
	2/5/2014	17,708	67,292	(4)			12.43	2/4/2022
	2/5/2014	0			85,000	(5)	12.43	2/4/2022
	12/9/2014	0	87,500	(4)			16.305	12/8/2022
	12/9/2014	0			87,500	(5)	16.305	12/8/2022

(1)	Options subject to achievement of specified performance criteria.
(2)	For all NEOs, the expiration date shown is the normal expiration date occurring on the eighth anniversary of the grant date, which is the latest date that the options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a NEO’s termination of employment or in connection with certain corporate transactions, including a change of control.
(3)	Options vest over a four year period, with the first 25% of the options vesting one year from the date of grant and the remaining portion of the options vesting pro-rata on a monthly basis over the following three years.
(4)	Options vest pro-rata on a monthly basis over a period of four years from the date of grant.
(5)	Options vest upon achievement of specified performance criteria, and additionally once the applicable performance goal has been achieved, will vest pro-rata on a monthly basis over a period of four years from the date of grant.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table includes certain information with respect to the exercise of stock options by the NEOs during the fiscal year ended December 31, 2014. None of our NEOs acquired any shares during 2014 upon the vesting of any stock awards held by the NEOs.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Howard W. Robin	950,000	3,944,999	—	—
John Nicholson	—	—	—	—
Stephen K. Doberstein, Ph.D.	—	—	—	—
Ivan P. Gergel, M.D.	—	—	—	—
Gil M. Labrucherie	140,400	1,528,605	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with their termination of employment with us or in connection with a change of control. Please see “Compensation Discussion and Analysis—Severance and Change of Control Benefits” for a discussion of how the payments and benefits presented below were determined.

Severance Benefits—No Change of Control

Each of the NEOs is a party to certain letter agreements and our standard form executive employment agreement, and these agreements include provisions for severance benefits upon certain terminations of employment that are not related to a change of control. Upon a termination of employment by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan and described below), the executive would be entitled to the following severance benefits: (i) a cash severance payment equal to his or her total annual cash compensation target (including base salary and the target value of his or her annual incentive bonus, as such bonus target may be adjusted downward to take into account our performance through the fiscal quarter preceding termination), (ii) an extension of the exercise period for the vested and unexercised portion of all outstanding stock options held by him or her for up to 12 months (18 months for Mr. Robin) following termination and (iii) payment of all applicable COBRA premiums for the executive for up to one year following the termination date. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us. Each executive’s cash severance payment would ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

If a NEO’s employment with us terminates due to death, the executive’s outstanding unvested stock options will become fully vested and will be exercisable for up to 18 months following termination pursuant to the terms of the Company’s equity incentive compensation plans. In addition, in the case of Messrs. Robin, Nicholson and Drs. Doberstein and Gergel, the executive’s estate would be entitled to a pro-rata portion of the target annual incentive bonus for the year in which his death occurred.

If a NEO terminates employment with us as a result of disability, vested options will be exercisable for up to twelve months following termination pursuant to the terms of the Company’s stock option agreement. Each NEO is entitled to have 100% of his stock options become fully vested upon disability for all outstanding stock options other than those under the 2012 Plan. For Messrs. Robin, Nicholson and Drs. Doberstein and Gergel, they are each also entitled to have 50% of outstanding unvested stock options become fully vested upon disability for stock options under the 2012 Plan in accordance with the terms and conditions of their letter agreements. In addition, pursuant to their offer letter agreements, Messrs. Robin, Nicholson and Drs. Doberstein and Gergel would each be entitled to receive a pro-rata portion of the executive’s target annual incentive bonus for the year of termination in the event of a disability.

Pursuant to our standard form employment agreement, following a termination of employment, each NEO will be subject to an indefinite restriction on the disclosure of our confidential information and a one-year non-solicitation restriction covering our customers and employees.

The following table lists the estimated amounts that would become payable to each of the NEOs under the circumstances described above, assuming that the applicable triggering event occurred on December 31, 2014.

Executive & Triggering Event	Estimated Value of Cash Severance ($)	Estimated Value of COBRA Benefits ($)(1)	Estimated Value of Vesting Acceleration ($)(2)	Estimated Value of Pro-Rata Bonus ($)	Estimated Total ($)
Howard W. Robin
Without Cause or Good Reason	1,509,260	30,693	N/A	N/A	1,539,953
Disability	N/A	N/A	2,457,637	646,826	3,104,463
Death	N/A	N/A	3,887,971	646,826	4,534,797

John Nicholson
Without Cause or Good Reason	816,000	24,501	N/A	N/A	840,501
Disability	N/A	N/A	1,108,553	272,000	1,380,553
Death	N/A	N/A	1,684,900	272,000	1,956,900

Stephen K. Doberstein, Ph. D.
Without Cause or Good Reason	718,500	21,500	N/A	N/A	740,000
Disability	N/A	N/A	1,020,462	239,500	1,259,962
Death	N/A	N/A	1,339,436	239,500	1,578,936

Ivan P. Gergel, M.D.
Without Cause or Good Reason	900,000	34,915	N/A	N/A	934,915
Disability	N/A	N/A	1,343,774	175,000	1,518,774
Death	N/A	N/A	2,687,548	175,000	2,862,548

Gil M. Labrucherie
Without Cause or Good Reason	792,000	30,693	N/A	N/A	822,693
Disability	N/A	N/A	380,725	N/A	380,725
Death	N/A	N/A	1,392,636	N/A	1,392,636

(1)	The value of COBRA benefits are based upon actual rates that were in place effective as of December 2014.
(2)	For purposes of this table, we have assumed that (i) the price per share of our common stock is equal to the closing price per share on the last trading day of the fiscal year ended December 31, 2014 ($15.50), and (ii) the value of any stock options that may be accelerated is equal to the full value of such awards on that date (i.e., the full “spread” value for stock options). No value is attributed to any stock options with an exercise price greater than or equal to $15.50.

Severance Benefits—Change of Control

Each of the NEOs is covered under the CIC Plan. The CIC Plan provides for certain severance benefits to these executives and our other employees covered by the plan upon certain terminations of employment occurring in connection with a change of control of us.

If a change of control of the Company occurs, each NEO will be entitled to severance benefits under the CIC Plan if the executive’s employment is terminated by us or a successor company without cause or by the executive for a good reason resignation, in each case within a period generally beginning on the date the agreement providing for a change of control is executed and ending twelve months following the change of control. Severance benefits under the CIC Plan include: (i) a cash severance payment equal to 12 months of base salary (24 months for Mr. Robin) and the target value of the executive’s annual incentive bonus, (ii) payment by us of the same portion of the executive’s COBRA premiums as we pay for active employees’ group health coverage for up to 12 months (18 months for Mr. Robin) following termination, (iii) provision of up to $5,000 for outplacement services received within 12 months following termination, (iv) accelerated vesting of all outstanding stock options and other outstanding equity awards; and (v) other than in the case of Drs. Doberstein and Gergel, a “gross up” payment to compensate the executive for excise taxes (if any) on payments that are considered “parachute payments” under Section 280G of the Internal Revenue Code (the “Code”) and therefore subject to an excise tax imposed under Section 4999 of the Code, but only to the extent the excise tax cannot be avoided by reducing the severance benefits by an amount not exceeding 10% such that the executive receives a greater-after tax amount as a result of the “cut-back” in benefits. In April 2011, the board of directors amended the CIC Plan so that this “gross up” benefit is not available for new hires following January 1, 2010 but is grandfathered for employees who joined the CIC Plan before that date so long as they are not promoted to a position such that he or she would be entitled to additional benefits under the plan. Accordingly, Drs. Doberstein and Gergel are not entitled to this “gross up” benefit as they joined the CIC Plan after January 1, 2010. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us pursuant to a separation and release agreement. Each executive’s cash severance payment will ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

For the purposes of the CIC Plan, a good reason resignation means a resignation upon the occurrence of one or more of the following events: (i) assignment of any authority, duties or responsibilities that results in a material diminution in the executive’s authority, duties or responsibilities as in effect immediately prior to the change of control, (ii) assignment to a work location more than 50 miles from the executive’s immediately previous work location, unless such reassignment of work location decreases the executive’s commuting distance from his or her residence to the executive’s assigned work location, (iii) a material diminution in the executive’s monthly base salary as in effect on the date of the change of control or as increased thereafter, (iv) notice to the executive by us or the successor company during the 12-month period following the change of control that the executive’s employment will be terminated under circumstances that would trigger severance benefits under the CIC Plan but for the designation of a date for termination that is greater than 12 months following the change of control and (v) for Mr. Robin, if he does not serve in his same position in the successor company or is not appointed to the board of directors of the successor company. In order for a good reason resignation to occur, the executive must first give us timely written notice of the grounds for good reason resignation, and we must have failed to cure such condition after a period of 30 days.

Pursuant to the CIC Plan, the separation and release agreement that each of the NEOs will be required to execute to receive severance benefits under the plan will also require each executive to agree to continue to be subject to the restrictions on the disclosure of our confidential information in his or her employment agreement, to non-solicitation restrictions and to non-disparagement obligations.

Had a change of control occurred during the 2014 fiscal year and had the employment of each of the NEOs terminated on December 31, 2014 under one of the qualifying circumstances described above, each executive would have been entitled to receive the estimated benefits set forth in the table below.

Name(1)	Estimated Value of Cash Severance ($)	Estimated Value of COBRA and Outplacement Benefits ($)(1)	Estimated Value of Vesting Acceleration ($)(2)	Estimated Value of Excise Tax Gross-Up ($)	Estimated Total ($)
Howard W. Robin	3,018,519	51,039	3,887,971	0	6,957,529
John Nicholson	816,000	29,501	1,684,900	0	2,530,401
Stephen K. Doberstein, Ph.D.	718,500	26,500	1,339,436	N/A	2,084,437
Ivan P. Gergel, M.D.	900,000	39,915	2,687,548	N/A	3,627,463
Gil M. Labrucherie	792,000	35,693	1,392,636	0	2,220,329

(1)	This amount includes estimated COBRA premiums based upon actual rates as of December 2014 and up to $5,000 for outplacement services.
(2)	Pursuant to the terms of our equity compensation plans, these NEOs would also have been entitled to this same full equity acceleration (i) if a corporate transaction (as defined in the applicable plan) occurred and the surviving or acquiring corporation refused to assume outstanding equity awards or substitute similar replacement awards for outstanding equity awards or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the combined voting power of our shares in a transaction that is not a corporate transaction as defined in the applicable plan. See note (2) to the table above for the calculation of these amounts.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2014 and December 31, 2013 by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2014	2013
Audit Fees	$1,208,426	$930,584
Audit Related Fees	—	—
Tax Fees	7,236	11,452
All Other Fees	—	—

Total	$1,215,662	$942,036

Audit Fees. This category consists of fees related to the audit of our annual consolidated financial statements and our internal control over financial reporting, review of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit, registration statements and other regulatory filings.

Tax Fees. This category consists of fees related to services provided for international tax compliance and tax consultation services.

The audit committee approved all fees described above.

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Prior to Ernst & Young LLP rendering services other than audit services, the audit committee would review and approve such non-audit services only if such services were compatible with maintaining Ernst & Young LLP’s status as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act or the Exchange Act, except as otherwise expressly stated in such filing.

The audit committee is currently comprised of four non-employee directors, Susan Wang, who chairs the committee, and R. Scott Greer, Joseph J. Krivulka, and Dennis L. Winger. Our board of directors has determined that Ms. Wang and Messrs. Greer. Krivulka, and Winger meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable NASDAQ rules. In addition, the board of directors has determined that Ms. Wang and Mr. Winger each qualify as audit committee financial experts as defined by SEC rules. The audit committee has the responsibility and authority described in the Nektar Therapeutics Audit Committee Charter, which has been approved by the board of directors. A copy of the Audit Committee Charter is available on our website at www.nektar.com.

The audit committee is responsible for assessing the information provided by management and our independent registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2014 with both management and our independent registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with our independent registered public accounting firm the overall scope and plan of the audit. In addition, it met with our independent registered public accounting firm, with and without management present, to discuss the results of our independent registered public accounting firm’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted accounting standards in the United States. The audit committee has also received from, and discussed with, our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The audit committee has discussed with Ernst & Young LLP that firm’s independence from management and our Company, including the matters in the written disclosures and the letter regarding independence from Ernst & Young LLP required by applicable requirements of the PCAOB. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence. Based on its evaluation, the audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting in the annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Audit Committee

Susan Wang—Chairwoman

R. Scott Greer

Joseph J. Krivulka

Dennis L. Winger

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Our website address is http://www.nektar.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC is available without charge upon written request to: Secretary, Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158.

By Order of the Board of Directors

/s/ Gil M. Labrucherie

Gil M. Labrucherie

Senior Vice President, General Counsel and

Secretary

May 7, 2015

Exhibit 1

NEKTAR THERAPEUTICS

2012 PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Nektar Therapeutics 2012 Performance Incentive Plan (this “Plan”) of Nektar Therapeutics, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and

1

acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

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(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to:

(1)	19,936,433 shares of Common Stock, less

(2)	the number of any shares subject to awards granted under the Corporation’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”), and the Corporation’s 2000 Non-Officer Equity Incentive Plan, as amended and restated (the “2000 Non-Officer Plan”), after December 31, 2011 and on or before the date of stockholder approval of this Plan (with any shares subject to such awards that are “Full-Value Awards” being counted against the Share Limit based on the Full-Value Award Ratio specified below), plus

(3)	the number of any shares subject to stock options granted under the 2008 Plan, the 2000 Non-Officer Plan, or the Corporation’s 2000 Equity Incentive Plan, as amended and restated (collectively, the “Prior Plans”) and outstanding as of December 31, 2011 which expire, or for any reason are cancelled or terminated, after December 31, 2011 without being exercised, plus

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(4)	the number of any shares subject to restricted stock and restricted stock unit awards granted under the Prior Plans that are outstanding and unvested on December 31, 2011 that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested (with any such shares increasing the Share Limit based on the Full Value Award Ratio specified below).

provided that in no event shall the Share Limit exceed 37,186,624 shares (which is the sum of (1) the 19,936,433 shares set forth above, plus (2) the aggregate number of shares subject to stock options previously granted and outstanding under the Prior Plans as of December 31, 2011, plus (3) 1.5 (the Full-Value Award Ratio) times the aggregate number of shares subject to restricted stock and restricted stock units previously granted and outstanding under the Prior Plans as of December 31, 2011).

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 1.5 shares for every one share issued in connection with such award (the “Full-Value Award Ratio”). (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 150 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 9,500,000 shares.

(b)	The maximum number of shares of Common Stock subject to options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 3,000,000 shares.

(c)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3

Awards Settled in Cash, Reissue of Awards and Shares. Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is

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exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4	Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be eight (8) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is

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defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be eight (8) years.

5.1.4 Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the

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Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), working capital, stock price, total stockholder return, gross revenue, revenue growth, gross profit, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), gross margin, operating margin, net margin, return on equity or on assets or on net investment, cost containment or reduction, regulatory submissions or approvals, manufacturing production, completion of strategic partnerships, research milestones, or any combination thereof. As applicable, these terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be subject to Performance-Based Awards (including Performance-Based Awards payable in shares of Common Stock and Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time) that are granted to any one participant in any one calendar year shall not exceed 3,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1; provided that this limit shall not apply to Qualifying Options and Qualifying SARs (which are covered by the limit of Section 4.2(b)). The aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $5,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the

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Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

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subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the

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date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

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6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

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It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions—Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or (unless the Administrator has provided for the termination of the award) the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

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Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.4	Definition of Change in Control. With respect to a particular award granted under this Plan, a “Change in Control” shall be deemed to have occurred as of the first day, after the date of grant of the particular award, that any one or more of the following conditions shall have been satisfied:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same

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proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

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8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan is effective as of April 4, 2012, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the

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participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant (subject to the last sentence of Section 5.1.4). Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)	Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to

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the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

8.14	Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

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NEKTAR THERAPEUTICS ATTN: SECRETARY 455 MISSION BAY BOULEVARD SOUTH SAN FRANCISCO, CA 94158

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 15, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Nektar Therapeutics in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 15, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote FOR
the following:

1. Electionof Directors		For	Against	Abstain

1a. Robert B. Chess		☐	☐	☐

1b. Susan Wang		☐	☐	☐		For	Against	Abstain

1c. Roy A. Whitfield		☐	☐	☐	4 To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).	☐	☐	☐
The Board of Directors recommends you vote FOR
proposals 2, 3 and 4.		For	Against	Abstain

2 To approve an amendment to our 2012 Performance Incentive Plan to increase the aggregate number of shares of common stock available for issuance under the plan by 7,000,000 shares.		☐	☐	☐

3 To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.		☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐
Materials Election - Check this box if you want to		☐
receive a complete set of future proxy materials by
mail, at no extra cost. If you do not take action
you may receive only a Notice to inform you of the
Internet availability of proxy materials.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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NEKTAR THERAPEUTICS

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2015

The undersigned hereby appoints Howard W. Robin and Gil M. Labrucherie, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics which the undersigned may be entitled to vote at the annual meeting of stockholders of Nektar Therapeutics to be held on Tuesday, June 16, 2015 at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, CA 94158 (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions specified on the reverse side, with discretionary authority as to any and all matters that may properly come before the meeting. You hereby revoke all proxies previously given.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4, as more specifically indicated in the Proxy Statement, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any continuation, adjournment or postponement thereof.

If you vote by telephone or Internet, you do not need to mail back this Proxy.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side